Exhibit 10.7
Execution Version

AMENDED AND RESTATED TERM LOAN AGREEMENT
dated as of November 25, 2019
by and among
ROOT, INC.
as Borrower
ROOT STOCKHOLDINGS, INC.
as Holdings
THE LENDERS FROM TIME TO TIME PARTY HERETO
and
SUNTRUST BANK
as Administrative Agent
and
THE HUNTINGTON NATIONAL BANK
as Documentation Agent

SUNTRUST ROBINSON HUMPHREY, INC.
as Sole Lead Arranger and Sole Book Runner
First Amendment to Amended and Restated Term Loan Agreement
1

i

Section 11.5	Remedies	103
Section 11.6	Termination	103

Schedules

Schedule I	-	Term Loan Commitment Amounts

Schedule 3.1(b)(xv)	-	Delivered Material Agreements
Schedule 4.5	-	Environmental Matters
Schedule 4.14	-	Subsidiaries
Schedule 4.16	-	Deposit and Disbursement Accounts
Schedule 4.18	-	Material Agreements
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments
Schedule 8.1	-	Permitted Holders Capitalization Table
Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Guaranty and Security Agreement
Exhibit D	-	Net Written Premium Calculation

Exhibit 2.9	-	Form of Notice of Conversion/Continuation
Exhibits 2.16A – D	-	Tax Certificates
Exhibit 3.1(b)(ii)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(v)	-	Form of Officer’s Certificate
Exhibit 5.1(c)	-	Form of Monthly Reporting Package
Exhibit 5.1(d)	-	Form of Compliance Certificate
v

AMENDED AND RESTATED TERM LOAN AGREEMENT
THIS AMENDED AND RESTATED TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of November 25, 2019, by and among ROOT STOCKHOLDINGS, INC., a Delaware corporation (“Holdings”), ROOT, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders.
W I T N E S S E T H:
WHEREAS, Holdings, the Borrower and the Administrative Agent are parties to that certain Term Loan Agreement, dated as of April 17, 2019 (as amended, waived or otherwise modified and in effect immediately prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend and restate the Existing Credit Agreement on the terms and conditions set forth herein; and
WHEREAS, subject to the terms and conditions of this Agreement, the Administrative Agent and the Lenders are willing to so amend and restate the Existing Credit Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
Section 1.1Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the London interbank offered rate for deposits in Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or if such service is not available, such other commercially available source providing rate quotations comparable to those currently provided on such page as may be reasonably designated by the Administrative Agent from time to time) (in each case, the “Screen Rate”) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period, divided by (ii) 1.00 minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) expressed as a decimal (rounded upward to the next 1/100th of 1%) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as reasonably determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period. For purposes of this Agreement, the Adjusted LIBO Rate will not be less than zero percent (0%).

“Administrative Agent” shall mean SunTrust Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent (as may be determined in accordance with Section 9.7).
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person. For the purposes of this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Agency Agreement” shall mean that certain Authorized Producer Agreement, dated as of October 1, 2018, by and between RIC and RIA, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time to the extent permitted hereby.
“Agent Fee Letter” shall mean that certain fee letter, dated October 15, 2019, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by the Borrower.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph hereto.
“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to Holdings, the Borrower or their Subsidiaries concerning or relating to bribery or corruption.
“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Term Loans of such Type are to be made and maintained.
“Applicable Margin” shall mean (i) 3.00% per annum with respect to Base Rate Loans and (ii) 4.00% per annum with respect to Eurodollar Loans.
“Approved Fund” shall mean any Person (other than a natural Person (or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person)) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” shall mean SunTrust Robinson Humphrey, Inc., in its capacity as sole lead arranger and bookrunner.
“Assignee Lenders” shall mean each of SunTrust Bank and The Huntington National Bank.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section

10.4(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Product Amount” shall have the meaning set forth in the definition of “Bank Product Provider.”
“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.
“Bank Product Provider” shall mean any Person that, at the time it initially provides any Bank Product to any Loan Party (or if entered into prior to the Original Closing Date and is still in existence, on the Original Closing Date), (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider and in no event shall the approval of any such Person in its capacity as Bank Product Provider be required in connection with the release or termination of any guaranty, security interest or Lien of the Administrative Agent or of any Loan Document. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists.
“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) letter of credit services, card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services. Notwithstanding anything to the contrary contained in this Agreement, each of the Escrow Agreements and the Escrow Accounts shall be deemed not to be a Bank Product.
“Base Rate” shall mean for any day a rate per annum equal to the highest of (i) the rate of interest which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time (the “Prime Rate”), (ii) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus 1.00% (any changes in such rates to be effective as of the date of any change in such rate), and (iv) zero percent (0.00%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate, or the Adjusted LIBO Rate will be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate, or the Adjusted LIBO Rate.
“Base Rate Loans” shall mean Term Loans for which the rate of interest is based upon the Base Rate.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“Borrowing” shall mean the Term Loans made on the Original Closing Date.
“Business Day” shall mean any day other than (i) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required by law to close and (ii) if such day relates to a payment or prepayment of principal or interest on, a continuation or conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any such day that is also a day on which dealings in Dollar deposits are not conducted by and between banks in the London interbank market.
“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on December 31, 2017, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on December 31, 2017.
“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).
“Ceded Earned Premium” shall mean all revenue recognized during the period of measurement for written insurance contracts that have been reinsured to a third party during the period of measurement as determined in accordance with SAP.
“Ceded Written Premium” shall mean all premium covering written insurance contracts that have been reinsured to a third party during the period of measurement as determined in accordance with SAP.
“Change in Control” shall mean the occurrence of one or more of the following events:
(i)at any time prior to the consummation of a Qualified IPO, the Permitted Holders shall cease to collectively own and control, on a fully diluted basis, Capital Stock of Holdings representing more than 50% (a) of the economic interests in Holdings or (b) the voting power of Holdings entitled to vote in the election of members of the board of directors (or equivalent governing body) of Holdings; or

(ii)at any time after the consummation of a Qualified IPO, any “person” or “group” (in each case, within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder) other than the Permitted Holders or a trustee or other fiduciary holding securities under an employee benefit plan of Borrower (a) shall have acquired, directly or indirectly, beneficial ownership of 35.0% or more of the outstanding shares of the voting interests in the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or equivalent governing body) of Holdings; or
(iii)at any time after the consummation of a Qualified IPO, during any period of 24 consecutive months, a majority of the members of the board of directors (or other equivalent governing body) of Holdings cease to be composed of individuals who are Continuing Directors; or
(iv)(a) Holdings shall cease to directly own and control 100% of the Capital Stock of the Borrower; or (b) the Borrower shall cease to own and control, directly or indirectly, 100% of the Capital Stock of each of its Subsidiaries (other than (x) pursuant to a transaction permitted by Sections 7.3(a) and (y) Subsidiaries the Capital Stock of which the Borrower does not directly or indirectly own 100% of at the time of the initial formation or acquisition of such Subsidiaries to the extent such initial formation or acquisition was permitted by Sections 7.4(m) and 7.4(o); provided that this parenthetical shall not apply with respect to any U.S. Insurance Subsidiary); or
(v)(a) at any time prior to the consummation of a Qualified IPO, Alex Timm shall own and control less than 8.0% of the outstanding shares of the economic and voting interests in the Capital Stock of Holdings, and (b) at any time after the consummation of a Qualified IPO, Alex Timm shall own and control less than 4.0% of the outstanding shares of the economic and voting interests in the Capital Stock of Holdings; or
(vi)Alex Timm shall cease at any time to be directly involved in the day to day management of the Borrower.
“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (i) the adoption or taking effect of any applicable law, rule, regulation or treaty, (ii) any change in any applicable law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.3 have been satisfied or waived in accordance with Section 10.2.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is or purports to be the subject of a Lien to the Administrative Agent under the Loan Documents to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing; provided that, for the avoidance of doubt, the Collateral shall exclude (i) all of the assets of any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary and (ii) all other Excluded Property.
“Collateral Access Agreement” shall mean each landlord waiver or bailee agreement granted to, and in form and substance reasonably acceptable to, the Administrative Agent.
“Collateral Assignment” shall mean that certain Collateral Assignment of Representations, Warranties, Covenants and Indemnities under the Agency Agreement, dated as of the Original Closing Date, executed by RIA in favor of the Administrative Agent.
“Collateral Documents” shall mean, collectively, the Guaranty and Security Agreement, any Real Estate Documents, the Control Account Agreements, the Collateral Assignment, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements, all Collateral Access Agreements, and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof. For the avoidance of doubt, the Escrow Agreements shall be deemed to not constitute Collateral Documents.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.
“Compliance Certificate” shall mean a certificate from the principal executive officer, the principal financial officer, the principal accounting officer or the treasurer of the Borrower substantially in the form of, and containing substantially the certifications set forth in, the form attached hereto as Exhibit 5.1(d).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Control Account Agreement” shall mean any agreement by and among a Loan Party, the Administrative Agent, the NPA Agent (if applicable), and a depositary bank or securities intermediary at which such Loan Party maintains a Controlled Account, in each case in form and substance reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, the Escrow Agreements shall be deemed to not constitute Control Account Agreements.
“Controlled Account” shall have the meaning set forth in Section 5.11(a).

“Copyright” shall have the meaning assigned to such term in the Guaranty and Security Agreement.
“Copyright Security Agreement” shall mean any Copyright Security Agreement executed by a Loan Party owning registered Copyrights or applications for Copyrights in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Original Closing Date and thereafter.
“Covered Party” shall have the meaning set forth in Section 10.19(a).
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Interest” shall have the meaning set forth in Section 2.8(c).
“Defaulting Lender” shall mean, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, or (b) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) and (b) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Direct Combined Ratio” shall mean the sum (expressed as a percentage) of the Direct Loss & LAE Ratio plus the Direct Expense Ratio.
“Direct Earned Premium” shall mean revenue recognized during the period of measurement for written insurance contracts, prior to any ceding, as determined in accordance with SAP.
“Direct Expense Ratio” shall mean, for any Test Period, (x) divided by (y) where (x) is Operating Expenses for all of the U.S. Insurance Subsidiaries for such period and (y) is Direct Written Premium of all U.S. Insurance Subsidiaries for such period.

“Direct Loss & LAE Ratio” shall mean, for any Test Period, (x) divided by (y) where (x) is the sum of (i) total new insurance policy incurred losses for all of the U.S. Insurance Subsidiaries for such period plus (ii) total renewal insurance policy incurred losses for all of the U.S. Insurance Subsidiaries for such period plus (iii) total costs for claims administration for all of the U.S. Insurance Subsidiaries related to Direct Earned Premium of the U.S. Insurance Subsidiaries for such period and (y) is Direct Earned Premium of the U.S. Insurance Subsidiaries for such period.
“Direct Written Premium” shall mean all premium covering written insurance contracts, prior to any ceding, during the period of measurement as determined in accordance with SAP.
“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person which (x) by its terms (or by the terms of any Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable) on or prior to the date that is ninety-one (91) days following the Maturity Date, (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Capital Stock or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable), in whole or in part, on or prior to the date that is ninety-one (91) days following the Maturity Date (c) provides for or otherwise permits the holder to receive scheduled payments of dividends or distributions in cash on or prior to the date that is ninety-one (91) days following the Maturity Date or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, on or prior to the date that is ninety-one (91) days following the Maturity Date or (y) contains any repurchase obligation which, by its terms, may come into effect (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable) on or prior to the date that is ninety-one (91) days following the Maturity Date.
“Disqualified Institution” shall mean (a) any direct competitor of the Borrower that is in the same or a substantially similar line of business and that has been identified in writing to the Administrative Agent at least 2 Business Days in advance of any proposed assignment to such Person hereunder, which identification shall not apply retroactively for any purpose, including to disqualify any Persons that have previously acquired an assignment or participation interest in any Loans and/or Term Loan Commitments (each such entity, a “Competitor”) and (b) any Person that is (i) actually known by the Administrative Agent to be an Affiliate (solely on the basis of name) of any Competitor or (ii) identified in writing to the Administrative Agent as an Affiliate of a Competitor at least 2 Business Days in advance of any proposed assignment to such Person hereunder, which identification shall not apply retroactively for any purpose, including to disqualify any Persons that have previously acquired an assignment or participation interest in any Loans and/or Term Loan Commitments; provided that a list of Disqualified Institutions identified in clauses (a) and (b)(ii) above shall be made available to all Lenders upon request to the Administrative Agent.
“Dollar(s)” and the sign “$” shall mean lawful money of the United States.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 10.4 (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).
“Environmental Indemnity” shall mean each environmental indemnity made by each Loan Party with Real Estate required to be pledged as Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, in each case in form and substance satisfactory to the Administrative Agent.
“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters concerning exposure to Hazardous Materials.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of Holdings, the Borrower or any of their respective Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Monetization Event” shall mean, unless such event is waived by the Required Lenders or the Required Noteholders (as such term is defined in the Note Purchase Agreement) pursuant to the terms of the Note Purchase Agreement, the occurrence of any of the following:
(i)the consummation of a Qualified IPO;
(ii)the occurrence of a Change in Control pursuant to clauses (i), (ii), (iii) or (iv) of the definition thereof;
(iii)the occurrence of a Significant Transaction; or
(iv)any automatic exercise of the Closing Date Warrants (as defined in the Note Purchase Agreement) in accordance with the terms thereof.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any Person that, together with Borrower or its Subsidiaries, is or was, at any relevant time, considered to be a “single employer” under Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043(c) of ERISA with respect to a Plan (other than an event as to which the PBGC has waived the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make by its due date a required contribution to any Plan that would result in the imposition of a lien or encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA, or the imposition on the assets of Holdings, the Borrower or their Subsidiaries of such a lien or encumbrance, or any filing of any request for a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, whether or not waived,, or any determination that any Plan is, or is expected to be, in at-risk status under Section 303 of ERISA; (iii) any incurrence by Holdings, the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by Holdings, the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the complete withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by Holdings, the Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by Holdings, the Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from Holdings, the Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Section 4245 of ERISA; (vii) Holdings, the Borrower, any of their respective Subsidiaries engaging in a material non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.
“Escrow Accounts” shall mean any account pursuant to which Escrow Funds are held while subject to the Escrow Agreement.
“Escrow Agreement” shall mean, collectively, (i) that certain Escrow Agreement, dated as of the date hereof, by and among the Borrower, SunTrust Bank, as a Lender and SunTrust Bank, as escrow agent and (ii) that certain Escrow Agreement, dated as of the date hereof, by and among the Borrower, The Huntington National Bank, as a Lender and SunTrust Bank, as escrow agent.
“Escrow Agent” shall mean SunTrust Bank, a Georgia banking corporation.
“Escrow Funds” shall mean all cash (and cash equivalents to the extent permitted by the Escrow Agreements) that is at any time and from time to time included in the “Escrow Fund” (as defined in each of the Escrow Agreements) and held in the “Escrow Account” (as defined in each of the Escrow Agreements); provided that the aggregate amount of Escrow Funds that the Loan Parties or their Subsidiaries are required to deposit on the Closing Date shall not exceed $24,937,500.00 in the aggregate.
“Escrow Period” shall have the meaning set forth in Section 11.2.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.“Eurodollar Loans” shall mean Term Loans for which the rate of interest applicable is based upon the Adjusted LIBO Rate.
“Eurodollar Successor Rate” shall have the meaning set forth in Section 2.12(b).
“Eurodollar Successor Rate Conforming Changes” shall mean, with respect to any proposed Eurodollar Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption of such Eurodollar Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Eurodollar Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement).
“Event of Default” shall have the meaning set forth in Section 8.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.
“Excluded Property” shall have the meaning ascribed to such defined term in the Guaranty and Security Agreement.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Loan Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall have the meaning set forth in the recitals hereof.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention entered into among Governmental Authorities in connection with such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, treaty or convention.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. For purposes of this Agreement, the Federal Funds Rate shall not be less than zero percent (0%).
“Fee Letters” shall mean the Agent Fee Letter and the Lender Fee Letters.
“Fiscal Month” shall mean any fiscal month of the Borrower.
“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
“Fiscal Year” shall mean any fiscal year of the Borrower.
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
“Governmental Authority” shall mean the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any Insurance Regulatory Authority and any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantors” shall mean, collectively, each of the Subsidiary Loan Parties and Holdings; provided that it is understood and agreed that no Insurance Subsidiary nor any Subsidiary of an Insurance Subsidiary shall be a Guarantor.
“Guaranty and Security Agreement” shall mean the Guaranty and Security Agreement, dated as of the Original Closing Date and substantially in the form of Exhibit B, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).
“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, Hedging Transactions shall not include (i) the issuance, underwriting, placement or selling of insurance by the Loan Parties and their Subsidiaries in the ordinary course of business or (ii) the purchasing by the Loan Parties and their Subsidiaries of risk allocation agreements or reinsurance in the ordinary course of business or otherwise in accordance with customary industry practice.

“Historical Financial Statements” shall have the meaning set forth in Section 4.4.
“Holdings” shall have the meaning set forth in the introductory paragraph hereof.
“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property (including, for the avoidance of doubt, contingent obligations, earnouts, seller notes and other deferred payment obligations incurred in connection with any acquisition or otherwise) or services (other than trade payables incurred in the ordinary course of business; provided that, for purposes of Section 8.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person, (x) all Off-Balance Sheet Liabilities and (xi) all net Hedging Obligations. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Transaction on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (viii) that is expressly made nonrecourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith. For the avoidance of doubt, Indebtedness of a Person shall not include (i) obligations under insurance issued, underwritten, placed or sold by such Person in the ordinary course of business or (ii) obligations under risk allocation agreements or reinsurance agreements purchased in the ordinary course of business or otherwise in accordance with customary industry practice.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Intellectual Property” shall mean (a) all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law, including all Copyrights, Patents, software, Trademarks, internet domain names and trade secrets, (b) all IP Licenses and (c) all IP Ancillary Rights relating thereto.
“Insurance Business” shall mean one or more aspects of the business of (a) issuing, selling, placing or underwriting insurance or (b) reinsurance.
“Insurance Licenses” shall mean licenses, permits or authorizations to transact insurance and reinsurance business required to be obtained from Insurance Regulatory Authorities in connection with the operation, ownership or transaction of insurance or reinsurance business.
“Insurance Regulatory Authority” shall mean, when used with respect to any Insurance Subsidiary, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Insurance Subsidiary is domiciled or (y) to the extent asserting or having regulatory jurisdiction over such Insurance Subsidiary, the insurance department, authority or agency in each state or jurisdiction (foreign or domestic) in which such Insurance Subsidiary is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created and that asserts or has regulatory jurisdiction over such Insurance Subsidiary.
“Insurance Subsidiary” shall mean any Subsidiary of the Borrower that is authorized or admitted to carry on or transact Insurance Business and has received an Insurance License from an Insurance Regulatory Authority for the purpose of carrying on an Insurance Business. As of the Closing Date, RIC and RRC are the only Insurance Subsidiaries of the Borrower.
“Intercreditor Agreement” shall mean that certain First Lien Intercreditor Agreement, dated as of date hereof, by and among the Administrative Agent, the NPA Agent and each of the Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Interest Period” shall mean with respect to any Eurodollar Loan, a period of one, two, three or six months (or if agreed to by all Lenders, twelve months); provided that:
(i)the initial Interest Period for such Eurodollar Loan shall commence either (x) on the Original Closing Date (in the case of an election to borrow Eurodollar Loans pursuant to Section 2.2(a) of the Existing Credit Agreement) or (y) on the date of conversion from a Base Rate Loan into such Eurodollar Loan pursuant to Section 2.9, and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period expires;
(ii)if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the immediately preceding Business Day;
(iii)any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;
(iv)on each regularly scheduled principal installment payment date, the sum of the aggregate outstanding amount of (x) Eurodollar Loans with an Interest Period ending on such date plus (y) Base Rate Loans outstanding on such date, shall be at least equal to the amount of such scheduled principal installment due on such date; and
(v)no Interest Period may extend beyond the Maturity Date.
“Investments” shall have the meaning set forth in Section 7.4.
“IP Ancillary Rights” means, with respect to any Intellectual Property of the type described in clauses (a) and (b) of the definition of Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all written Contractual Obligations (and all related IP Ancillary Rights), granting any right, title and interest in or relating to any Intellectual Property of the type described in clause (a) of the definition of Intellectual Property.
“IRS” shall mean the United States Internal Revenue Service.
“Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party (or if entered into prior to the Original Closing Date and is still in existence, on the Original Closing Date), (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is SunTrust Bank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Hedging Transaction and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any guaranty, security interest or Lien of the Administrative Agent or of any Loan Document.
“Lender Fee Letters” shall mean those certain fee letters, dated as of the date hereof, executed by the applicable Lenders and accepted by the Borrower.
“Lenders” shall have the meaning set forth in the introductory paragraph hereof.
“Leverage Ratio” shall mean (x) divided by (y) where (x) is Net Earned Premium of RRC for the twelve-month period on the last day of the month ended prior to the Test Date and (y) is RRC Equity.
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
“Liquidity” shall mean, on any date of determination, all cash and all cash equivalents (including any Permitted Investment that is a cash equivalent) owned and held by the Loan Parties, in each case, on the date of determination; provided however, that amounts calculated under this definition shall exclude any amounts that would not be considered “cash” or “cash equivalents” under GAAP or “cash” or “cash equivalents” as recorded on the books of the Loan Parties; provided, further, that amounts and cash equivalents included under this definition shall (i) be included only to the extent such amounts or cash equivalents are (A) not subject to any Lien or other restriction or encumbrance of any kind (other than Liens (x) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights so long as such liens and rights are not being enforced or otherwise exercised, (y) in favor of Administrative Agent or (z) permitted by Section 7.2(a)(ii)) and (B) subject to a perfected Lien in favor of the Administrative Agent, (ii) exclude any amounts held by the Loan Parties in escrow, trust or other fiduciary capacity for or on behalf of a client of Holdings, the Borrower, any Subsidiary of Holdings or any of their respective Affiliates and (iii) exclude all Escrow Funds.
“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the Fee Letters, the Reaffirmation Agreement, the Intercreditor Agreement, any promissory notes issued hereunder, any subordination agreement executed in connection with the Subordinated Debt (if any) and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing that are designated by the Borrower and the Administrative Agent as a Loan Document. For the avoidance of doubt, the Escrow Agreements shall be deemed to not constitute Loan Documents.
“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.
“Loans” shall mean the Term Loans.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent or the Lenders under any of the Loan Documents, taken as a whole, or (iv) the legality, validity or enforceability of any of the Loan Documents.
“Material Agreements” shall mean (i) all agreements, indentures or notes governing the terms of any Material Indebtedness, (ii) all employment and non-compete agreements with management, (iii) all leases of Real Estate in locations that constitute the chief executive office of any of Holdings and/or its Subsidiaries or otherwise with rent in excess of $2,000,000 per year, and (iv) all other agreements, documents, contracts, indentures and instruments pursuant to which (A) any Loan Party or any of its Subsidiaries are obligated to make payments in any twelve month period of $2,000,000 or more, (B) any Loan Party or any of its Subsidiaries expects to receive revenue in any twelve month period of $2,000,000 or more and (C) a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect. For the avoidance of doubt, the Loan Documents and the Escrow Agreements shall be deemed to not constitute Material Agreements.
“Material Indebtedness” shall mean any Indebtedness (other than the Term Loans) of Holdings, the Borrower or any of their respective Subsidiaries individually in a committed or outstanding principal amount exceeding $2,500,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
“Maturity Date” shall mean the earlier of (i) October 16, 2020 and (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgaged Property” shall mean, collectively, the Real Estate subject to the Mortgages, including, but not limited to, any Real Estate for which a Mortgage is required to be delivered after the date hereof pursuant to Section 5.12.
“Mortgages” shall mean, collectively, each mortgage, deed of trust, trust deed,security deed, debenture over real estate, deed of immovable hypothec,deed over real estate to secure debt or other real estate security documents delivered by any Loan Party to the Administrative Agent from time to time, all in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is or was, during the preceding five calendar years, contributed to or required to be contributed to by Holdings, the Borrower, any of their respective Subsidiaries or an ERISA Affiliate.
“NAIC” shall mean the National Association of Insurance Commissioners.
“Net Cash Proceeds” means, as applicable: (a) with respect to any asset sale, disposition, casualty, condemnation or similar event, the gross proceeds received by Holdings or any of its Subsidiaries therefrom consisting of (x) cash, (y) cash equivalents and (z) any cash or cash equivalent payments received by way of a deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received, but excluding any interest and royalty payments, less the sum of: (i) in the case of an asset sale or disposition, all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such asset sale or disposition, the amount of such excess shall constitute Net Cash Proceeds); (ii) all reasonable and customary out-of-pocket legal and other fees and expenses incurred in connection with such transaction or event (to the extent paid (x) on arm’s length terms to an Affiliate of Holdings other than Holdings and its Subsidiaries or (y) to non-Affiliates); (iii) the principal amount of, premium, if any, and interest on any Indebtedness (other than any Indebtedness arising under the Loan Documents and the NPA Financing) that is required to be repaid in connection with such transaction or event and that is secured by Liens in such assets; (iv) reasonable reserves retained from such gross proceeds to fund contingent liabilities directly attributable to such asset sale, disposition, casualty, condemnation or similar event and reasonably estimated to be payable (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (b) with respect to any incurrence of Indebtedness, the gross cash proceeds received by Holdings or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith (to the extent paid (x) on arm’s length terms to an Affiliate of Holdings other than Holdings and its Subsidiaries or (y) to non-Affiliates).
“Net Earned Premium” shall mean Direct Earned Premium of RRC for any Test Period net of Ceded Earned Premium of RRC for such Test Period.
“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
“Net Written Premium” shall mean Direct Written Premium of the U.S. Insurance Subsidiaries for any Test Period net of Ceded Written Premium of the U.S. Insurance Subsidiaries for such Test Period. For the avoidance of doubt, Exhibit D shows a calculation of the Net Written Premium of the U.S. Insurance Subsidiaries for the last twelve months most recently ended prior to the Closing Date. The calculation of Net Written Premium hereunder on and after the Closing Date shall be substantially consistent with Exhibit D and in accordance with SAP.
“Non-Consenting Lender” shall have the meaning set forth in Section 2.20.
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by Holdings, the Borrower or one or more of their respective Subsidiaries primarily for the benefit of employees of Holdings, the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Note Document” shall have the meaning assigned to the term “Note Documents” (or any equivalent term) in the Note Purchase Agreement.
“Note Purchase Agreement” shall mean that certain Note Purchase Agreement, dated as of the Closing Date, by and among the Borrower, the NPA Agent, as administrative agent, and the noteholders named therein, as the same may be amended, restated, modified, supplemented, extended, increased or refinanced or replaced pursuant to a Permitted Refinancing from time to time in one or more agreements (in each case with the same or new lenders, investors or agents), in each case, in accordance with the terms of this Agreement and the Intercreditor Agreement.
“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.9(b).
“NPA Agent” has the meaning assigned to the term “Administrative Agent” (or any equivalent term) in the Note Purchase Agreement.
“NPA Financing” shall mean, (i) collectively, the issuance of Indebtedness of the Borrower pursuant to the Note Purchase Agreement and the NPA Notes, together with the Indebtedness under the guaranties in respect thereof, secured on a pari passu basis with the Obligations pursuant to the Intercreditor Agreement and (ii) any Permitted Refinancing thereof.
“NPA Notes” shall mean the “Notes” (or any equivalent term) as defined in the Note Purchase Agreement.
“Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent any Lender or the Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Term Loan including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, however, that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“Operating Expenses” shall mean, for any Person and for any Test Period, all operating expenses of such Person, including, for the avoidance of the doubt, the sum of (i) Acquisition Costs of such Person for such period plus (ii) Fixed Expense Costs of such Person for such period. For purposes of calculating “Operating Expenses”, the following defined terms shall apply:
“Acquisition Costs”shall mean, the sum of commissions payable by the applicable Person to RIA plus report costs for the applicable Person; provided that “Acquisition Costs” shall exclude ceded commissions.
“Fixed Expense Costs” shall mean, the sum of (i) employment costs and expenses plus (ii) merger and acquisition costs and expenses plus (iii) premium taxes and payment processing fees, in each case, of such Person.
“Original Closing Date” shall mean April 17, 2019.
“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).
“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning set forth in Section 10.4(d).
“Participant Register” shall have the meaning set forth in Section 10.4(d).
“Patent” shall have the meaning assigned to such term in the Guaranty and Security Agreement.
“Patent Security Agreement” shall mean any Patent Security Agreement executed by a Loan Party owning Patents or licenses of Patents in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Original Closing Date and thereafter.
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the Lenders.
“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Original Closing Date.
“Permitted Acquisition” shall mean, subject to the limitations set forth in Section 7.17, any acquisition by the Borrower or any other Loan Party, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock (other than directors’ qualifying shares as required pursuant to applicable law) of, or a business line or unit or a division of, any Person in connection with which each of the following conditions is satisfied:
(i)immediately before and after giving pro forma effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom, and all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by “Material Adverse Effect” or other materiality, which representations and warranties shall be true and correct in all respects);
(ii)immediately before and after giving pro forma effect thereto, the Loan Parties and their Subsidiaries shall be in pro forma compliance with each of the financial covenants set forth in Article VI, in each case, calculated on a pro forma basis as of the most recently ended Fiscal Month for which financial statements are required to have been delivered pursuant to Section 5.1(c), and the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer certifying to the foregoing at least 10 days prior to the date of the consummation of such acquisition (or such later date as agreed in writing by the Administrative Agent in its sole discretion);
(iii)at least 30 days prior to the date of the consummation of such acquisition (or such later date as agreed in writing by the Administrative Agent in its sole discretion), the Borrower shall have delivered to the Administrative Agent notice of such acquisition, together with, to the extent available, historical financial information and analysis with respect to the Person whose stock or assets are being acquired and copies of the acquisition agreement and related documents (including, to the extent available, financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Administrative Agent;
(iv)immediately before and after giving pro forma effect thereto, the Loan Parties and their Subsidiaries are in compliance with the provisions of Section 7.3(b);
(v)the Loan Parties shall have complied with the provisions of Sections 5.12 and 5.13 with respect to such acquisition within the time periods required thereby, and any Person whose Capital Stock is acquired pursuant to such acquisition shall be a Loan Party (and for the avoidance of doubt, shall not be an Insurance Subsidiary);
(vi)the board of directors (or the equivalent thereof) of the Person to be acquired (or whose assets are to be acquired) shall have approved or consented to the consummation of such acquisition;

(vii)as of the date of such acquisition, all of the issued and outstanding Capital Stock acquired by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable and free and clear of all Liens other than Liens created under the Loan Documents;
(viii)any Person or assets or division as acquired in accordance herewith shall be domiciled in either the United States or Canada;
(ix)such acquisition is consummated in compliance with all requirements of law in all material respects, and all material consents and approvals from any Governmental Authority or other Person required in connection with such acquisition have been obtained;
(x)the Borrower has delivered to the Administrative Agent a certificate executed by a Responsible Officer certifying that each of the conditions set forth above has been satisfied and that, immediately before and after giving pro forma effect to such acquisition, the Loan Parties and their Subsidiaries, taken as a whole, are Solvent.
“Permitted Encumbrances” shall mean:
(i)Liens imposed by law for taxes, assessments and other charges and levies imposed by any Governmental Authority, in each case, which are not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(ii)statutory Liens of landlords, vendors, carriers, warehousemen, mechanics, materialmen, processors, suppliers, landlords, repairmen and other Liens imposed by law in the ordinary course of business for amounts not more than 45 days past due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(iii)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, social security and other similar laws or regulations;
(iv)deposits to secure the performance of bids, trade and commercial contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(v)(x) judgment and attachment liens not giving rise to an Event of Default and (y) Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(vi)customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Holdings or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(vii)(x) easements, zoning restrictions, building codes, rights-of-way, reservations, covenants, rights and restrictions of record and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Holdings and its Subsidiaries taken as a whole, (y) with respect to any leasehold interest, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord, ground lessor or owner of the leased property or owned property and (z) with respect to any Mortgaged Property, all matters shown on the title report for such Real Estate;
(viii)Liens solely on cash earnest money deposits made by Holdings or any of its Subsidiaries;
(ix)restrictions on transfers of assets that are subject to sale or transfer pursuant to any purchase and sale agreements that are permitted under this Agreement;
(x)in the case of any joint ventures permitted hereunder, put/call arrangements or restrictions on dispositions related to its Capital Stock set forth in the applicable organizational documents or joint venture agreement;
(xi)Liens on insurance policies under which Holdings and its Subsidiaries are the insured parties (excluding, for the avoidance of doubt, any excess of loss, catastrophic or other similar insurance or reinsurance policies that are applicable to the line of business of Holdings and its Subsidiaries) and proceeds and premiums thereof or related thereto securing Indebtedness permitted under Section 7.1(n);
(xii)Liens on assets of any Insurance Subsidiary arising under agreements or arrangements established with respect to insurance policies underwritten by any Insurance Subsidiary in the ordinary course of business;
(xiii)leases or subleases of real property granted in the ordinary course of business, and leases, subleases, licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of business to the extent that such leases or subleases do not materially interfere with the business of Holdings or its Subsidiaries;
(xiv)licenses and sub-licenses of Intellectual Property in the ordinary course of business consistent with past practices including any licenses that could not result in legal transfer of title that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the U.S.; and
(xv)pledges, deposits and guarantees made by an Insurance Subsidiary in order to comply with applicable Requirements of Law or as required by an Insurance Regulatory Authority;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Holders” shall mean all Persons that hold Capital Stock of Holdings as of the Closing Date as set forth on Schedule 8.1 and, in each case, their Affiliates, immediate family members, lineal descendants, heirs, estates and trusts for the benefit thereof.

“Permitted Investments” shall mean:
(i)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(ii)marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision of any such state, commonwealth or territory, as applicable, maturing within one year from the date of acquisition thereof and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from either S&P or Moody’s;
(iii)commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within one year from the date of acquisition thereof;
(iv)certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (x) any Lender or (y) any domestic office of any other commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(v)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iv) above;
(vi)Investments in the ordinary course of business and consistent with the investment policy approved by the board of directors of Holdings, the Borrower or the Subsidiaries; and
(vii)mutual funds investing at least 95% of their assets in any one or more of the Permitted Investments described in clauses (i) through (v) above.
“Permitted Prior Liens” means (a) with respect to any Capital Stock of any Subsidiary of Holdings, Liens permitted by Section 7.2 which are prior as a matter of law and (b) with respect to any other property or assets, any Liens permitted by Section 7.2.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and customary fees, expenses, original issue discount and upfront fees incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of amortization of or prepayment of Indebtedness prior to such date of determination); (c) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (d) to the extent any Liens securing such Indebtedness being modified, refinanced, refunded, renewed or extended are subordinated to any Liens securing the Obligations, the Liens securing such modification, refinancing, refunding, renewal or extension are subordinated to the Liens securing the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (e) the only obligors in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended are the original obligors thereon and any other Person required to be or become an obligor thereon under the then terms of the Indebtedness being so modified, refinanced, refunded, renewed or extended to become an obligor in respect of such Indebtedness (provided that any Loan Party may guarantee any Permitted Refinancing incurred by any other Loan Party to the extent permitted by Section 7.1(e)); (f) the terms and conditions of any such modification, refinancing, refunding, renewal or extension, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; and (g) in the case of any Indebtedness consisting of a refinancing of NPA Financing, the terms and conditions of any such modification, refinancing, refunding, renewal or extension are subject to and in compliance with the requirements set forth in the Intercreditor Agreement.
“Permitted Third Party Bank” shall mean any bank or other financial institution with whom any Loan Party maintains a Controlled Account and with whom a Control Account Agreement has been executed.
“Person” shall mean any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) subject to Title IV of ERISA that is or was, during the preceding five calendar years, maintained or contributed to or required to be contributed to by Holdings, the Borrower or any ERISA Affiliate.
“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Pro Rata Share” shall mean with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC Credit Support” shall have the meaning set forth in Section 10.19.
“Qualified Amount” shall mean, as of any date of determination with respect to each Assignee Lender, the amount of (i) Escrow Funds held for the benefit of such Assignee Lender as of such date less (ii) the aggregate amount of amortization payments and mandatory prepayments made after the Closing Date that are allocable to the Term Loan purchased by such Assignee Lender on the Closing Date pursuant to the SVB Assignment.

“Qualified Assignment” shall mean an assignment of the Term Loans made during the Escrow Period by the Assignee Lenders to an Eligible Assignee so long as such assignment is (i) evidenced by an Assignment and Acceptance, (ii) made on a ratable basis among the Assignee Lenders calculated pursuant to each Assignee Lender’s pro rata share of the aggregate Escrow Funds existing immediately prior to giving effect to such assignment and (iii) has been consented to by the Borrower (unless a Specified Event of Default has occurred and is continuing at the time of such assignment).
“Qualified Capital Stock” of any Person shall mean any Capital Stock of such Person that is not Disqualified Capital Stock.
“Qualified IPO” means the issuance by Holdings of its Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended from time to time, and any successor statute (whether alone or in connection with a secondary public offering).
“Reaffirmation Agreement” shall mean the Reaffirmation Agreement and Master Amendment, dated as of the Closing Date, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.
“Real Estate” shall mean all real property owned or leased by the Borrower and its Subsidiaries.
“Real Estate Documents” shall mean, collectively, (i) Mortgages covering all Real Estate owned by the Loan Parties that are required to be granted hereunder, duly executed by each applicable Loan Party, together with (A) title insurance policies, current as-built ALTA/ACSM Land Title surveys certified to the Administrative Agent, in each case relating to such Real Estate and reasonably satisfactory in form and substance to the Administrative Agent, (B) (x) Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (y) notices, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by each Loan Party, and (z) if any improved real property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance that is on terms reasonably satisfactory to the Administrative Agent, (C) evidence that counterparts of such Mortgages have been recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, to create a valid and enforceable first priority Lien (subject to Permitted Encumbrances) on such Real Estate in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law), (D) an opinion of counsel in each state in which such Real Estate is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent, (E) a duly executed Environmental Indemnity with respect thereto, (F) Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-05, and applicable state requirements, on all of the owned Real Estate required to be subject to a Mortgage hereunder, dated no more than six (6) months prior to the Original Closing Date (or date of the applicable Mortgage if provided post-closing) (or such earlier date as acceptable to the Administrative Agent), prepared by environmental engineers reasonably satisfactory to the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent, and such environmental review and audit reports, including Phase II reports, with respect to the Real Estate of any Loan Party that is required to be subject to a Mortgage hereunder as the Administrative Agent shall have reasonably requested, in each case together with letters executed by the environmental firms preparing such environmental reports, in form and substance reasonably satisfactory to the Administrative Agent, authorizing the Administrative Agent and the Lenders to rely on such reports, and the Administrative Agent shall be reasonably satisfied with the contents of all such environmental reports and (G) such other reports, documents, instruments and agreements as the Administrative Agent shall reasonably request, each in form and substance reasonably satisfactory to Administrative Agent.
“Recipient” shall mean, as applicable, (a) the Administrative Agent and (b) any Lender.
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Required Lenders” shall mean Non-Defaulting Lenders holding, in the aggregate, more than 50% of total Term Loan Exposure at such time; provided that at any time that there are two or more unaffiliated Non-Defaulting Lenders, Required Lenders shall consist of at least two such Non-Defaulting Lenders; provided further that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Term Loans shall be excluded for purposes of determining Required Lenders.
“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” shall mean (x) with respect to certifying compliance with the financial covenants set forth in Article VI, the principal executive officer, the principal financial officer, the principal accounting officer, the treasurer or the controller of the Borrower and (y) with respect to all other provisions, any of the president, the principal executive officer, the principal operating officer, the principal financial officer, the treasurer, the controller or a vice president of the Borrower or such other senior officer that has similar responsibilities to the extent such officer is designated in writing to the Administrative Agent.
“Restricted Payment” shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Holdings, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital

Stock to the holders of that class (other than Disqualified Capital Stock); (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; (iv) any payment, prepayment, redemption, purchase, retirement, defeasance (including in-substance or legal defeasance) or other satisfaction, in each case, prior to the repayment in full of all Obligations (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations), with respect to the principal or interest of (or premium as a result of such payment, prepayment or satisfaction otherwise) any Indebtedness, liabilities or obligations that are in each case subordinated in right of payment and/or right of security to the Obligations and/or any Guarantee thereof, including, without limitation, the Subordinated Debt; and (v) any management or similar fees. For the avoidance of doubt, payments of principal, interest, fees or other amounts with respect to the NPA Financing shall not constitute a Restricted Payment.
“RIA” shall mean Root Insurance Agency, LLC, an Ohio limited liability company.
“RIC” shall mean Root Insurance Company, an Ohio corporation.
“Risk-Based Capital Ratio” shall mean, with respect to each Insurance Subsidiary, as of the end of any Fiscal Month, the ratio of Total Adjusted Capital as of the end of such Fiscal Month to Authorized Control Level Risk-Based Capital as of the end of such Fiscal Month (in each case as determined by SAP and defined in NAIC’s Risk-Based Capital for Insurers Model Act (Volume III-312) applicable to Insurance Subsidiaries and consistent with applicable statutes of the applicable Insurance Regulatory Authority from time to time).
“RRC” shall mean Root Reinsurance Company, Ltd., a Cayman Islands exempted company.
“RRC Equity” shall mean, as of any date of determination, total equity reflected on the balance sheet of RRC prepared in accordance with GAAP.
“S&P” shall mean S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto.
“Sale/Leaseback Transaction” shall have the meaning set forth in Section 7.9.
“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions including, without limitation, as of the Closing Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria.
“Sanctioned Person” shall mean, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, operating or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

“SAP” means, with respect to any Insurance Subsidiary, the accounting procedures and practices prescribed or permitted by the applicable Insurance Regulatory Authority, applied in accordance with Section 1.2
“Screen Rate” shall have the meaning assigned to such term in the definition of “Adjusted LIBO Rate”.
“Secured Parties” shall mean the Administrative Agent, the Lenders, the Lender-Related Hedge Providers and the Bank Product Providers.
“Significant Transaction” shall mean (i) the entry by Holdings or any of its Subsidiaries into an investment, joint venture or similar transaction valued at more than $350,000,000 from a company that operates in the auto insurance industry or (ii) the entry by Holdings or any of its Subsidiaries into any investment, joint venture or similar transaction that would result in any one Person (together with such Person’s Affiliates) (other than Permitted Holders) having an economic interest in RIC or any Loan Party greater than 33%.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.
“Specified Event of Default” shall mean an Event of Default under Section 8.1(a), (b), (d) (solely as a result of a failure to observe or perform any requirement under Article VI), (g), (h) or (j).
“Statutory Surplus” shall mean, with respect any Insurance Subsidiary, the surplus as to policyholders of such Insurance Subsidiary as determined pursuant to SAP.
“Subordinated Debt” shall mean any Indebtedness of the Loan Parties that is expressly permitted pursuant to Section 7.1(k).
“Subordinated Debt Documents” shall mean the indentures, loan agreements, notes, guaranties, subordination agreements and other related documents and/or agreements governing or evidencing the Subordinated Debt.
“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower. For the avoidance of doubt, an Insurance Subsidiary is a Subsidiary of the Borrower.
“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty and Security Agreement; provided that it is understood and agreed that no Insurance Subsidiary nor any Subsidiary of an Insurance Subsidiary shall be a Subsidiary Loan Party.
“Supported QFC” shall have the meaning set forth in Section 10.19.
“SVB Assignment” shall have the meaning set forth in Section 11.1.
“SVB Loans” shall have the meaning set forth in Section 11.1.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” shall mean a term loan made by a Lender to the Borrower pursuant to Section 2.1 or Section 2.18 of the Existing Credit Agreement and continued hereunder as set forth in Section 2.1 hereof.
“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder on the Original Closing Date.
“Term Loan Exposure” shall mean, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender.
“Test Date” shall mean the last day of each Fiscal Month.
“Test Period” shall mean, unless the context otherwise requires, the most recently ended twelve-month period ending on the date of determination.
“Third Party Administrator Agreement” shall mean that certain Master Service Agreement, dated as of February 1, 2019, between Genpact (UK) Limited, a UK private limited company, and RIC.
“Threshold Amount” shall mean $2,500,000.

“Trademark” shall have the meaning assigned to such term in the Guaranty and Security Agreement.
“Trademark Security Agreement” shall mean any Trademark Security Agreement executed by a Loan Party owning registered Trademarks or applications for Trademarks in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Original Closing Date and thereafter.
“Type” shall mean, with respect to a Term Loan, whether the rate of interest on such Term Loan is determined by reference to the Adjusted LIBO Rate or the Base Rate.
“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.
“United States” or “U.S.” shall mean the United States of America.
“U.S. Insurance Subsidiary” shall mean a wholly owned Insurance Subsidiary of Holdings (whether direct or indirect) that is domiciled in the United States; provided, that “U.S. Insurance Subsidiaries” shall mean each U.S. Insurance Subsidiary on a collective basis.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” shall have the meaning set forth in Section 10.19.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.16(g)(ii).
“Weighted Average Life to Maturity” shall mean when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP or SAP, as applicable, as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of Holdings delivered pursuant to Section 5.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of the Borrower last delivered to the Administrative Agent in connection with this Agreement); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP or SAP, as applicable, on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP or SAP, as applicable, in effect immediately before the relevant change in GAAP or SAP, as applicable, became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (x) without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect including ASU 2015-03, 1 and any other related treatment for debt discounts and premiums, such as original issue discount) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein and (y) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (b) the accounting for any lease (and whether such lease shall be treated as Capital Lease Obligations) shall be based on GAAP as in effect on December 31, 2017 and without giving effect to any subsequent changes in GAAP (or required implementation of any previously promulgated changes in GAAP) relating to the treatment of a lease as an operating lease, capitalized lease or finance lease and (c) for purposes of determining compliance with any basket, test, or condition under any provision of this Agreement or any other Loan Document, no Loan Party may retroactively divide, classify, re-classify or deem or otherwise treat a historical transaction as having occurred in reliance on a basket or exception that was not available at the time of such historical transaction or if and to the extent that such basket or exception was relied upon for any later transaction.
Section 1.3Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words where a wider construction is possible. Except as otherwise expressly provided herein, the word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) any definition of or reference to any law shall include all statutory and regulatory provisions consolidating, amending, or interpreting any such law and any reference to or definition of any law or regulation, unless otherwise specified, shall refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
ARTICLE II
AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1Term Loan. The parties hereto acknowledge and agree that, prior to the Closing Date, certain “Term Loans” were made to the Borrower pursuant to (and as defined in) the Existing Credit Agreement. Such “Term Loans” are continued as the Term Loans hereunder and are subject to Section 3.2 (the “Term Loans”) and the terms of this Agreement and the other Loan Documents. The Borrower acknowledges and agrees that the outstanding principal amount of the Term Loans immediately prior to giving effect to this Agreement is $99,750,000. The Borrower and the Lenders acknowledge and agree that the principal amount of such Term Loan held by each Lender as of the Closing Date (after giving effect to this Agreement) is set forth on Schedule I opposite the name of such Lender. Subject to the terms and conditions set forth herein, the Term Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof. Amounts paid or prepaid with respect to Term Loans may not be reborrowed.
Section 2.2[Reserved].
Section 2.3[Reserved].
Section 2.4Repayment of Loans. The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) as may be required hereunder, and subject to any reduction in accordance with Sections 2.6 and 2.7):

Installment Date	Aggregate Principal Amount

December 31, 2019	$250,000
March 31, 2020	$250,000
June 30, 2020	$250,000
September 30, 2020	$250,000
provided that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans shall be due and payable on the Maturity Date.

Section 2.5Evidence of Indebtedness.
(a)Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Term Loan Commitment of each Lender, (ii) the amount of each Term Loan made hereunder by each Lender, the Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Eurodollar Loan pursuant to Section 2.9, (iv) the date of any conversion of all or a portion of any Type of Loan to another Type pursuant to Section 2.9, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Term Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Term Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(b)This Agreement evidences the obligation of the Borrower to repay the Term Loans and is being executed as a “noteless” term loan agreement. However, at the request of any Lender at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.6Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay the Term Loans, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any Eurodollar Loan, 1:00 p.m. not less than three (3) Business Days prior to the date of such prepayment and (ii) in the case of any prepayment of any Base Rate Loan, no later than 1:00 p.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of Term Loan or portion thereof to be prepaid; provided that any such notice in connection with a repayment of the Term Loans may be conditioned upon the occurrence of another financing or transaction. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice (subject to the occurrence of any condition described above), together with accrued interest to such date on the amount so prepaid in accordance with Section 2.8(d); provided that if a Eurodollar Loan is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.15. Each prepayment made by the Borrower pursuant to this Section 2.6 shall be applied to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans (except during the Escrow Period with respect to any optional prepayment solely to the extent such optional prepayment, or any portion of any optional prepayment, is effected by applying the Escrow Funds to the Term Loans pursuant to Section 11.4(a), in which case each such optional prepayment (or portion of any optional prepayment) shall be made on a ratable basis to the Assignee Lenders based on each Assignee Lender’s pro rata share of the aggregate then-existing Escrow Funds), and applied to installments of the Term Loans in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.
Section 2.7Mandatory Prepayments.
(a)No later than the third (3rd) Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds of any sale or disposition by Holdings or any of its Subsidiaries of any assets in an aggregate amount exceeding $250,000, the Borrower shall prepay the Obligations in an amount equal to the Net Cash Proceeds of such sale or disposition; provided, that (i) the Borrower shall not be required to prepay the Obligations with respect to proceeds from the sales or dispositions of assets in the ordinary course of business (including obsolete or worn-out equipment no longer useful in its business), and (ii) so long as no Default or Event of Default shall have occurred and be continuing at the time of the receipt of proceeds pursuant to this subsection (a) or at the proposed time of the reinvestment of such proceeds, the Borrower shall have the option, upon written notice to the Administrative Agent, directly or (x) in the case of proceeds received by a Loan Party, through one or more of its Subsidiaries that is a Loan Party or (y) in the case of proceeds received by a Subsidiary that is not a Loan Party, through one or more of its Subsidiaries, to reinvest such proceeds within one hundred eighty (180) days of receipt thereof in assets of the general type used in the business of the Borrower and its Subsidiaries so long as such proceeds received by a Loan Party are held in Controlled Accounts at SunTrust Bank or subject to Control Account Agreements until reinvested; provided, further that the obligation of the Borrower to prepay the Obligations under this subsection (a) shall also not apply solely to the extent that (A) the sale or disposition was consummated by any Insurance Subsidiary (or Subsidiary thereof) of any of such Insurance Subsidiary’s assets (or the assets of a Subsidiary thereof) and (B) the dividend of such Net Cash Proceeds by such Insurance Subsidiary (or Subsidiary thereof) to the Borrower for application of this subsection (a) is prohibited by applicable law (including, without limitation, rules and regulations of any Insurance Regulatory Authority), it being understood and agreed that absent the prohibition set forth in clause (B), the Borrower shall cause such Insurance Subsidiary (or Subsidiary thereof) to immediately make a dividend of the Net Cash Proceeds to the Borrower which the Borrower shall use to prepay the Obligations in accordance with this subsection (a). Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(b)No later than the third (3rd) Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, the Borrower shall prepay the Obligations in an amount equal to all such Net Cash Proceeds; provided, that so long as no Default or Event of Default shall have occurred and be continuing at the time of the receipt of proceeds pursuant to this subsection (b) or at the proposed time of the reinvestment of such proceeds, the Borrower shall have the option, upon written notice to the Administrative Agent, directly or (x) in the case of proceeds received by a Loan Party, through one or more of its Subsidiaries that is a Loan Party or (y) in the case of proceeds received by a Subsidiary that is not a Loan Party, through one or more of its Subsidiaries, to reinvest such proceeds within one hundred eighty (180) days of receipt thereof in assets of the general type used in the business of the Borrower and its Subsidiaries so long as such proceeds received by a Loan Party are held in Controlled Accounts at SunTrust Bank or subject to Control Account Agreements until reinvested; provided, further that the obligation of the Borrower to prepay the Obligations under this subsection (b) shall also not apply solely to the extent that (A) the Net Cash Proceeds of the casualty insurance policies or eminent domain, condemnation or similar proceedings were received by any Insurance Subsidiary (or Subsidiary thereof) and (B) the dividend of such Net Cash Proceeds by such Insurance Subsidiary (or Subsidiary thereof) to the Borrower for application of this subsection (b) is prohibited by applicable law (including, without limitation, rules and regulations of any Insurance Regulatory Authority), it being understood and agreed that absent the prohibition set forth in clause (B), the Borrower shall cause such Insurance Subsidiary (or

Subsidiary thereof) to immediately make a dividend of the Net Cash Proceeds to the Borrower which the Borrower shall use to prepay the Obligations in accordance with this subsection (b). Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(c)No later than the first (1st) Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from any issuance of Indebtedness by Holdings or any of its Subsidiaries, the Borrower shall prepay the Obligations in an amount equal to all such Net Cash Proceeds; provided, that the Borrower shall not be required to prepay the Obligations with respect to proceeds of Indebtedness permitted under Section 7.1; provided, further that the obligation of the Borrower to prepay the Obligations under this subsection (c) shall also not apply solely to the extent that (A) the Net Cash Proceeds of such Indebtedness were incurred and received by any Insurance Subsidiary (or Subsidiary thereof) and (B) the dividend of such Net Cash Proceeds by such Insurance Subsidiary (or Subsidiary thereof) to the Borrower for application of this subsection (c) is prohibited by applicable law (including, without limitation, rules and regulations of any Insurance Regulatory Authority), it being understood and agreed that absent the prohibition set forth in clause (B), the Borrower shall cause such Insurance Subsidiary (or Subsidiary thereof) to immediately make a dividend of the Net Cash Proceeds to the Borrower which the Borrower shall use to prepay the Obligations in accordance with this subsection (c). Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(d)No later than the first (1st) Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any proceeds from key man life insurance policies, the Borrower shall prepay the Obligations in an amount equal to all such proceeds. Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(e)No later than the first (1st) Business Day following the occurrence of an Equity Monetization Event, the Borrower shall prepay the Obligations in full. Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(f)Any prepayments made by the Borrower pursuant to subsection (a), (b), (c), (d) or (e) of this Section shall be applied as follows: first, to the Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents and any amounts payable to the Lenders pursuant to Section 2.15; and second, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans, and applied to installments of the Term Loans on a pro rata basis (excluding the final payment due on the Maturity Date); provided, that, after all regularly scheduled amortization payments have been made in full in accordance with Section 2.4, any remaining amounts required to be prepaid under this Section 2.7 shall be applied as a prepayment to the final payment that would otherwise be due on the Maturity Date until paid in full.
(g)The Borrower shall notify the Administrative Agent by written notice of any prepayment pursuant to clauses (a), (b), (c), (d) or (e) of this Section 2.7 not later than 11:00 a.m. (New York City time) one (1) Business Day before the date of prepayment. Each such notice shall specify the prepayment date (which shall be a Business Day), the principal amount of the Loans to be prepaid and a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. All prepayments of the Loans pursuant to clauses (a), (b), (c), (d) or (e) of this Section 2.7 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
(h)To the extent that this Agreement and the Note Purchase Agreement both require mandatory prepayments for the events described in clauses (a), (b), (c) or (d) of this Section 2.7, the Borrower may pay a portion of the Net Cash Proceeds (or proceeds from key man life insurance policies, as applicable) derived from such events, determined on a Ratable Basis (as defined in the Intercreditor

Agreement), to the NPA Agent to prepay Indebtedness (but not any portion of the Make-Whole Amount (as defined in the Note Purchase Agreement)) in accordance with the terms of the Note Purchase Agreement. To the extent that this Agreement and the Note Purchase Agreement both require mandatory prepayments following the occurrence of an Equity Monetization Event as described in clause (e) of this Section 2.7, the parties agree that such mandatory prepayments shall be made on a Ratable Basis (as defined in the Intercreditor Agreement) subject to and in accordance with the Intercreditor Agreement (including, for the avoidance of doubt, Section 5.15(a) of the Intercreditor Agreement).
Section 2.8Interest on Loans.
(a)The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin and (ii) each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period then in effect plus the Applicable Margin.
(b)[Reserved].
(c)Notwithstanding subsection (a) of this Section, at the election of the Administrative Agent (or upon the written request of the Required Lenders), and automatically after the occurrence and during the continuance of an Event of Default pursuant to Section 8.1(a), (b), (g), (h) or (j)) if an Event of Default has occurred and is continuing, and automatically after acceleration or with respect to any past due amount hereunder, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder, at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans.
(d)Interest on the principal amount of all Term Loans shall accrue from and including the date such Term Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Maturity Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Maturity Date. Interest on any Term Loan which is converted into a Term Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
(e)The Administrative Agent shall determine each interest rate applicable to the Term Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
Section 2.9Conversion/Continuation.
(a)Subject to Section 2.12 and so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option:
(i)To convert at any time all or any part of any Term Loan equal to $100,000 and integral multiples of $100,000 in excess of that amount from one Type of Term Loan to another Type of Term Loan; provided a Eurodollar Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Loan unless the Borrower shall pay all amounts due under Section 2.15;

(ii)Upon the expiration of any Interest Period applicable to any Eurodollar Loan, to continue all or an portion of such Eurodollar Loan equal to $100,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Loan.
(b)The Borrower shall deliver to the Administrative Agent a written notice (or a telephonic notice promptly confirmed in writing) of each Type of Term Loan that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.9 attached hereto (a “Notice of Conversion/Continuation”) no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or the continuation of, an Eurodollar Loan). Each Notice of Conversion/Continuation shall be irrevocable, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.
(c)If, on the expiration of any Interest Period in respect of any Eurodollar Loan, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Eurodollar Loan is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Eurodollar Loan to a Base Rate Loan.
(d)Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof.
Section 2.10Fees. The Borrower shall pay on the Closing Date to the Administrative Agent and its affiliates (for the account of the Persons entitled thereto in accordance with the terms thereof) all fees in the Fee Letters that are due and payable on or prior to (to the extent any such fees have not already been paid) the Closing Date.
Section 2.11Computation of Interest and Fees.
Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.12Inability to Determine Interest Rates.
(a)If, prior to the commencement of any Interest Period for any Eurodollar Loan:
(i)the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (including, without limitation, because the Screen Rate is not available or published on a current basis) for such Interest Period, or
(ii)the Administrative Agent shall have received notice from the Required Lenders that the Required Lenders have reasonably determined that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Eurodollar Loans requested to be made on the first day of such Interest Period which have not yet been incurred shall be deemed rescinded by the Borrower and (ii) all such affected Eurodollar Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Eurodollar Loans in accordance with this Agreement. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert a Type of Term Loan to Eurodollar Loans.
(b)If at any time the Administrative Agent reasonably determines in consultation with the Borrower that (i) the circumstances set forth in clause (a)(i) or (a)(ii) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) or (a)(ii) above have not arisen but either (x) the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Screen Rate), (y) the supervisor for the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate benchmark rate of interest to the Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time (any such proposed rate a “Eurodollar Successor Rate”), and shall enter into an amendment to this Agreement to reflect such alternate rate of interest together with any Eurodollar Successor Rate Conforming Changes and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin). Notwithstanding anything to the contrary in Section 10.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.12(b), only to the extent the Screen Rate for the applicable currency and/or such Interest Period is not available or published at such time on a current basis (x) any Notice of Conversion/Continuation that requests the conversion of any Base Rate Loan to, or continuation of any Eurodollar Loan as, a Eurodollar Loan shall be ineffective, (y) any outstanding Eurodollar Loan shall be converted to a Base Rate Loan on the last day of the current Interest Period applicable thereto and the obligation of Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods), and (z) the Adjusted LIBO Rate component shall no longer be utilized in determining the Base Rate; provided, that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
Section 2.13Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Types of Term Loans as or into Eurodollar Loans, shall be suspended. If the affected Eurodollar Loan is then outstanding, such Eurodollar Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such

Eurodollar Loan if such Lender may lawfully continue to maintain such Eurodollar Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
Section 2.14Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the eurodollar interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Eurodollar Loans made by such Lender (except any such requirement reflected in the Adjusted LIBO Rate);
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender, then, from time to time, such Lender may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within ten (10) Business Days after receipt of such notice and demand, the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for any such increased costs incurred or reduction suffered.
(b)If any Lender shall have determined that any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of the Parent Company of such Lender) as a consequence of its obligations hereunder to a level below that which such Lender or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within ten (10) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Parent Company for any such reduction suffered.
(c)A certificate of such Lender setting forth the amount or amounts necessary to compensate such Lender or the Parent Company of such Lender specified in subsection (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.15Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked but other than as a result of a notice pursuant to Sections 2.12 or 2.13), then, in any such event, the Borrower shall compensate each Lender, within ten (10) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.
Section 2.16Taxes.
(a)Defined Terms. For purposes of this Section 2.16, the term “applicable law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.16, the Borrower or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)executed originals of IRS Form W-8ECI;
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.16A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(iv)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16B or Exhibit 2.16C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16D on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.17Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees, indemnities and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Term Loans then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal.
(c)Other than in the case of any Lender exercising remedies solely with respect to, or receiving prepayments solely from, the Escrow Funds as set forth in Article XI hereof and the Escrow Agreements, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.18[Reserved].
Section 2.19Mitigation of Obligations. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
Section 2.20Replacement of Lenders. If (a) any Lender gives notice under Section 2.13, (b) any Lender requests compensation under Section 2.14, (c) the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (d) any Lender is a Defaulting Lender or (e) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.2(b), the consent of the Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 2.16, as applicable) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (to the extent such consent is required for an assignment to such Replacement Lender pursuant to Section 10.4(b)), which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), and (iii) in the case of a notice under Section 2.13, a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in elimination of the applicable illegality or a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Upon receipt by the Lender being replaced of all amounts required to be paid by it pursuant to this Section 2.20, such Lender shall execute an Assignment and Acceptance within two Business Days of the date on which the Replacement Lender executes and delivers such Assignment and Assumption to the Lender (or such executed Assignment and Assumption is delivered by the Administrative Agent on behalf of the Replacement Lender). If the Lender does not execute such Assignment and Acceptance within such two Business Days, then such Lender shall be deemed to have executed and delivered the Assignment and Assumption without any action on the part of the Lender and the Assignment and Assumption so executed by the Replacement Lender shall be effective for the purposes of this Section 2.20 and Section 10.4.
Section 2.21Defaulting Lenders.
(a)Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2.
(b)If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III
CONDITIONS PRECEDENT TO EFFECTIVENESS
Section 3.1Conditions to Effectiveness. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):
(a)The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Arranger and their Affiliates (including reasonable fees, charges and disbursements of one firm of outside counsel for the Administrative Agent, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Arranger (including the Fee Letters).
(b)The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:
(i)a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
(ii)a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit 3.1(b)(ii), attaching and certifying copies of (x) its bylaws, or partnership agreement or limited liability company agreement (or certifying that its bylaws, or partnership agreement or limited liability company agreement have not been amended, restated or otherwise modified since the Original Closing Date), (y) its articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of such Loan Party (or certifying that its articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents have not been amended, restated or otherwise modified since the Original Closing Date), and (z) the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
(iii)certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of each Loan Party;
(iv)written opinions of Latham & Watkins LLP and Squire Patton Boggs LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request (which opinions will expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders);
(v)a certificate in the form of Exhibit 3.1(b)(v), dated the Closing Date and signed by a Responsible Officer, certifying that immediately after giving effect to consummation of the transactions contemplated to occur on the Closing Date, including consummation of the transactions contemplated hereby and under the Note Purchase Agreement, (A) no Default or Event of Default exists or will result therefrom, (B) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by “Material Adverse Effect” or other materiality, which representations and warranties shall be true and correct in all respects), (C) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect and (D) (x) the Liquidity of the Borrower and the Guarantors shall be no less than $250,000,000 and (y) the Statutory Surplus of RIC is not less than $100,000,000;
(vi)[reserved];
(vii)certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Material Agreement of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated hereby or thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Term Loans shall be ongoing;
(viii)[reserved];
(ix)a duly completed and executed Compliance Certificate, including calculations of the financial covenants set forth in Article VI hereof as of September 30, 2019, calculated on a pro forma basis as if the NPA Financing had been consummated as of the first day of the relevant period for testing compliance (and setting forth in reasonable detail such calculations);
(x)evidence that (a) the Note Purchase Agreement shall have been executed and delivered by the parties thereto on terms and conditions acceptable to the Administrative Agent and (b) the NPA Notes shall have been issued by the Borrower in accordance with the terms of the Note Purchase Agreement;
(xi)the Reaffirmation Agreement, duly executed by the Loan Parties and in form and substance reasonably satisfactory to the Administrative Agent;
(xii)the Intercreditor Agreement, in form and substance satisfactory to the Administrative Agent, duly executed by each of the parties thereto;
(xiii)[reserved];
(xiv)a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming that the Loan Parties and their Subsidiaries, taken as a whole, are Solvent immediately after giving effect to the consummation of the transactions contemplated to occur on the Closing Date;
(xv)copies of all Material Agreements listed on Schedule 3.1(b)(xv) that were not been provided in connection with the Existing Credit Agreement;
(xvi)the Escrow Agreements together with evidence that the Borrower shall have remitted $24,937,500.00 to the Escrow Agent in connection therewith; and
(xvii)delivery of such other documents, certificates, information or legal opinions as the Administrative Agent or any Lender shall have reasonably requested prior to the Closing Date.
Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 3.2Effect of Amendment and Restatement. Upon this Agreement becoming effective pursuant to Section 3.1, from and after the Closing Date: (i) the Term Loans (as defined in the Existing Credit Agreement) shall be deemed to be continued as the Term Loans outstanding hereunder (as the same have been reallocated after giving effect to the SVB Assignment); (ii) all terms and conditions of the Existing Credit Agreement and any other “Loan Document” as defined therein, as amended and restated by this Agreement and the other Loan Documents being executed and delivered on the Closing Date, shall be and remain in full force and effect, as so amended and restated, and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties to the Lenders and the Administrative Agent; (iii) the terms and conditions of the Existing Credit Agreement shall be amended and restated as set forth herein and, as so amended and restated, shall be restated in their entirety, but shall be amended only with respect to the rights, duties and obligations among Holdings, the Borrower, the other Loan Parties, the Lenders and the Administrative Agent accruing from and after the Closing Date; (iv) this Agreement shall not in any way release or impair the rights, duties, Obligations or Liens created pursuant to the Existing Credit Agreement or any other “Loan Document” as defined therein or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Obligations and Liens are assumed, ratified and affirmed by the Borrower; (v) all indemnification obligations of the Loan Parties under the Existing Credit Agreement and any other “Loan Document” as defined therein shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of the Lenders, the Administrative Agent, and any other Person indemnified under the Existing Credit Agreement or such other Loan Document at any time prior to the Closing Date; (vi) the Obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Closing Date, continue to be outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder; (vii) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby; and (viii) any and all references in the Loan Documents to the Existing Credit Agreement shall, without further action of the parties, be deemed a reference to the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, modified, supplemented or amended and restated from time to time hereafter in accordance with the terms of this Agreement.
Section 3.3Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Each of Holdings and the Borrower represents and warrants to the Administrative Agent and each Lender as follows:
Section 4.1Existence; Power. Holdings and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to (a) carry on its business as now conducted except where a failure could not reasonably be expected to result in a Material Adverse Effect and (b) execute, deliver and perform its obligations under the Loan Documents to which it is a party (if any), and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 4.3Governmental Approvals; No Conflicts; No Default. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any material consent or approval of, registration or filing with, or any action by, any Governmental Authority or any other Person, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (b) will not materially violate (i) any Requirement of Law applicable to Holdings or any of its Subsidiaries or (ii) any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of Holdings or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by Holdings or any of its Subsidiaries (except as could not reasonably be expected to result in a Material Adverse Effect) and (d) will not result in the creation or imposition of any Lien on any asset of Holdings or any of its Subsidiaries, except Liens (if any) created under the Loan Documents and Liens permitted under Section 7.2. As of the Closing Date no Default or Event of Default has occurred and is continuing. As of the Closing Date, neither the Borrower nor any Subsidiary is in default under or with respect to any Material Agreement in any respect that individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.
Section 4.4Financial Statements. The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the Fiscal Years ended December 31, 2016, December 31, 2017 and December 31, 2018, and the related audited consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Years then ended, prepared by Deloitte, (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2019, and the related unaudited consolidated statements of income and cash flows for the Fiscal Month and year-to-date period then ended, certified by a Responsible Officer and (iii) the audited consolidated balance sheet of RIC as of the Fiscal Years ended December 31, 2016, December 31, 2017 and December 31, 2018, and the related audited consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Years then ended, prepared by Deloitte (the foregoing items (i)-(iii), collectively, the “Historical Financial Statements”). Such financial statements fairly present the consolidated financial condition of (A) in the case of clauses (i) and (ii), the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) and (B) in the case of clause (iii), RIC and the consolidated results of operations for such periods in conformity with SAP consistently applied. Since December 31, 2018, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 4.5Litigation and Environmental Matters.
(a)No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of their respective Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.
(b)Except for the matters set forth on Schedule 4.5 and matters that could not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim against it with respect to any Environmental Liability or (iv) has actual knowledge of any facts or circumstances that could reasonably be expected to give rise to an Environmental Liability.
Section 4.6Compliance with Laws and Agreements. Holdings and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 4.7Investment Company Act. Neither Holdings nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur its Obligations under the Loan Documents or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.
Section 4.8Taxes. Holdings and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all material taxes due and payable (whether or not shown on such returns) or on any assessments made against it or its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of Holdings and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
Section 4.9Margin Regulations. None of the proceeds of any of the Term Loans were used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.
Section 4.10ERISA.
(a)Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Section 401(a) of the Code, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of Holdings or the Borrower, nothing has occurred since the date of such determination or opinion letter that would adversely affect such qualification. Except as could not reasonably be expected to result in Material Adverse Effect, (i) each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, (ii) no ERISA Event has occurred or, to the knowledge of Holdings or the Borrower, is reasonably expected to occur; (iii) there exists no Unfunded Pension Liability with respect to any Plan; (iv) there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Holdings or the Borrower, any of their respective Subsidiaries or any ERISA Affiliate, threatened; and (v) none of Holdings, any of its Subsidiaries or any ERISA Affiliate have, within the past five calendar years, ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. None of Holdings, any of its Subsidiaries or any ERISA Affiliate is, has or had, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or been required to make contributions to any Multiemployer Plan.
(b)Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan; and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of Holdings’ most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.
Section 4.11Ownership of Property; Intellectual Property; and Insurance.
(a)Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any of its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business or otherwise as permitted under Section 7.6 of this Agreement), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of Holdings and its Subsidiaries are valid and subsisting and are in full force.
(b)Each of Holdings and its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrower, (a) the conduct and operations of the businesses of Holdings and its Subsidiaries does not infringe, misappropriate, dilute or violate any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of Holdings or its Subsidiaries in, or relating to, any Intellectual Property, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)The properties of Holdings and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of Holdings, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings or any applicable Subsidiary operates.
(d)As of the Closing Date, neither the Borrower nor any of its Subsidiaries owns a fee interest in any Real Estate.
Section 4.12Disclosure.

(a)Holdings and the Borrower have disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which Holdings, the Borrower or any of their respective Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including, without limitation, all reports that an Insurance Subsidiary is required to file with any regulatory agency), financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being acknowledged and understood that such information is subject to material contingencies and assumptions, many of which are beyond the Borrower’s control, and that actual results may differ materially from such information and that such projections are not a guarantee of financial performance).
(b)As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Section 4.13Labor Relations. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) there are no strikes, lockouts or other material labor disputes or grievances against Holdings or any of its Subsidiaries, or, to Holdings’ or the Borrower’s knowledge, threatened against or affecting Holdings or the Borrower or any of their respective Subsidiaries; (ii) significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or, to Holdings’ or the Borrower’s knowledge, threatened against any of them before any Governmental Authority; and (iii) all payments due from Holdings or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of Holdings or any such Subsidiary.
Section 4.14Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of Holdings and the other Loan Parties and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date. As of the Closing Date, all of the issued and outstanding Capital Stock of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens. As of the Closing Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell or convertible interests by Holdings or any Subsidiary of Holdings relating to Capital Stock of Holdings or any Subsidiary of Holdings, other than (i) the Closing Date Warrants (as defined in the Note Purchase Agreement), (ii) warrants issued to Silicon Valley Bank to purchase 97,960 shares of Holdings’ Series B Preferred Stock and 500,000 shares of Holdings’ Series A-3 Preferred Stock and (iii) equity awards issued pursuant to an equity incentive plan of Holdings or any Subsidiary of Holdings or other compensation arrangements with employees of Holdings or any Subsidiary of Holdings.
Section 4.15Solvency. After giving effect to the execution and delivery of the Loan Documents, the consummation of the NPA Financing, including the issuance of the NPA Notes and any other transactions contemplated thereunder on the Closing Date, and the use of proceeds of the NPA Notes in connection therewith on the Closing Date, the Loan Parties and their Subsidiaries, taken as a whole, are Solvent.

Section 4.16Deposit and Disbursement Accounts. Schedule 4.16 lists all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor.
Section 4.17Collateral Documents.
(a)The Guaranty and Security Agreement (including as reaffirmed by the Reaffirmation Agreement) is effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral (as defined therein), and the Liens created under the Guaranty and Security Agreement constitute fully perfected Liens (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Prior Liens and the Liens of the NPA Agent; provided that the Liens of the NPA Agent shall be pari passu with the Liens granted to the Administrative Agent under the Loan Documents pursuant to the Intercreditor Agreement. Subject to the Intercreditor Agreement, when the certificates evidencing Capital Stock that constitutes “certificated securities” pledged pursuant to the Guaranty and Security Agreement are delivered to the Administrative Agent, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Capital Stock shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC.
(b)When, if applicable, the Patent Security Agreements and the Trademark Security Agreements are filed in the United States Patent and Trademark Office and the Copyright Security Agreements are filed in the United States Copyright Office, the Liens created by Guaranty and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Patents, Trademarks and Copyrights, if any, in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person other than with respect to Permitted Prior Liens and the Liens of the NPA Agent; provided that the Liens of the NPA Agent shall be pari passu with the Liens granted to the Administrative Agent under the Loan Documents pursuant to the Intercreditor Agreement.
(c)Each Mortgage, if any, when duly executed and delivered by the relevant Loan Party, will be effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien on all of such Loan Party’s right, title and interest in and to the Real Estate of such Loan Party covered thereby and the proceeds thereof, and when such Mortgage is filed in the real estate records where the respective Mortgaged Property is located, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Loan Party in such Real Estate and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Prior Liens and the Liens of the NPA Agent; provided that the Liens of the NPA Agent shall be pari passu with the Liens granted to the Administrative Agent under the Loan Documents pursuant to the Intercreditor Agreement.
(d)No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, except to the extent that the applicable Loan Party maintains flood insurance with respect to such improved real property in compliance with the requirements of Section 5.8.

Section 4.18Material Agreements. As of the Closing Date, all Material Agreements of the Borrower and its Subsidiaries are described on Schedule 4.18, and each such Material Agreement is in full force and effect. As of the Closing Date, the Borrower does not have any knowledge of any pending amendments or threatened termination of any of the Material Agreements. As of the Closing Date, the Borrower has delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith) listed on Schedule 3.1(b)(xv).
Section 4.19Insurance Licenses. No Insurance License of the Borrower or any Insurance Subsidiary, the loss of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation. To the best of the Borrower’s knowledge, there is no sustainable basis for a suspension or revocation of any Insurance License of the Borrower or any Insurance Subsidiary which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, and no such suspension or revocation has been threatened by any Governmental Authority which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
Section 4.20Sanctions and Anti-Corruption Laws.
(a)None of Holdings or any of its Subsidiaries or any of their respective directors, officers, employees, agents or affiliates is a Sanctioned Person. No Term Loans, use of proceeds, or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws, the PATRIOT Act, or Sanctions.
(b)Holdings, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of Holdings and the Borrower, the agents of Holdings and its Subsidiaries, are in compliance with applicable Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote continued compliance therewith.
Section 4.21EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
ARTICLE V
AFFIRMATIVE COVENANTS
Until all Obligations (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations) have been paid in full, Holdings and the Borrower covenant and agree with the Administrative Agent and the Lenders that:
Section 5.1Financial Statements and Other Information. Holdings will deliver to the Administrative Agent for delivery to each Lender:
(a)as soon as available and in any event within 120 days after the end of each Fiscal Year of Holdings, a copy of the annual audited report for such Fiscal Year for Holdings and its Subsidiaries (commencing with the Fiscal Year ended December 31, 2019), containing a consolidated and consolidating balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by

Deloitte or other independent public accountants of nationally recognized standing (which may have a “going concern” or like qualification, exception or explanation for the Fiscal Year ending December 31, 2019 solely as a result of the impending Maturity Date but without any other qualification as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of Holdings and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP;
(b)as soon as available and in any event within 60 days (or in the case of any audited statements and risk-based capital reports required to be delivered pursuant to this clause (b), 180 days) after the end of each Fiscal Year of each Insurance Subsidiary (commencing, in the case of any audited statements and risk-based capital reports required to be delivered, with the Fiscal Year ended December 31, 2019), the annual statement of such Insurance Subsidiary (prepared in accordance with SAP) for such Fiscal Year and as filed with the Insurance Regulatory Authorities of the state in which such Insurance Subsidiary is domiciled (together with any certifications or statements of such Insurance Subsidiary relating to such annual statement and any audited statements and risk-based capital reports, in each case which are required by such Insurance Regulatory Authorities);
(c)as soon as available and in any event (i) within 30 days after the end of each Fiscal Month (commencing with the Fiscal Month ended October 31, 2019) of Holdings, an unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries as of the end of such Fiscal Month and the related unaudited consolidated and consolidating statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Month and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Month and the corresponding portion of Holdings’ previous Fiscal Year and the corresponding figures for the budget for the current Fiscal Year, together with a monthly reporting package consistent with Exhibit 5.1(c) (provided, that delivery of such monthly reporting package shall commence for the Fiscal Month ending January 31, 2020); (ii) within 30 days after the end of each Fiscal Quarter, quarterly financial statements of each Insurance Subsidiary (prepared in accordance with SAP), consisting of balance sheet, income statement and cash flows of each Insurance Subsidiary; and (iii) within 45 days after the end of each Fiscal Quarter (or 60 days after the end of each Fiscal Quarter ending December 31), quarterly financial statements of each Insurance Subsidiary (prepared in accordance with SAP) as filed with the Insurance Regulatory Authority of the state in which such Insurance Subsidiary is domiciled (together with any certifications or statements of such Insurance Subsidiary relating to such financial statements as required by such Insurance Regulatory Authority);
(d)concurrently with the delivery of the financial statements referred to in subsections (a) and (c)(i) of this Section, a Compliance Certificate;
(e)[reserved];
(f)as soon as available and in any event within 30 days after the end of the calendar year, forecasts and a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet, statement of cash flow and projected dividend capacity;
(g)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with any Insurance Regulatory Authority, the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be;
(h)promptly following the delivery to or receipt by Holdings, the Borrower or any of their respective Subsidiaries thereof, (i) a copy of any regular or periodic final examination reports or results of any market conduct examination or examination by the applicable Insurance Regulatory

Authority or the NAIC of the financial condition and operations of, or any notice of any finding as to a violation of any Requirement of Law from an Insurance Regulatory Authority, or (ii) any other report with respect to any Insurance Subsidiary (including any summary report from the NAIC with respect to the performance of such Insurance Subsidiary as measured against the ratios and other financial measurements developed by the NAIC under its Insurance Regulatory Information System as in effect from time to time) that would reasonably be expected to result in a Material Adverse Effect;
(i)promptly following receipt thereof, (i) a copy of the “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for each Insurance Subsidiary that is provided to the applicable Insurance Regulatory Authority or other applicable Governmental Authority (or equivalent information should such Governmental Authority no longer require such a statement) as to the adequacy of reserves of such Insurance Subsidiary, such opinion to be in the format prescribed by the insurance code of the applicable Insurance Regulatory Authority and (ii) each audit of any Insurance Subsidiary from the applicable Insurance Regulatory Authorities; and
(j)promptly following any request therefor, (i) such other information regarding the results of operations, business affairs and financial condition of Holdings or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws.
Notwithstanding the foregoing or anything in Section 5.2 to the contrary, Holdings and its Subsidiaries shall not be required to disclose any information or deliver any document to the extent it would violate confidentiality agreements or any Requirement of Law or result in a loss of attorney-client privilege or claim of attorney work product; provided that, in the event that Holdings and its Subsidiaries do not disclose any such information or deliver any document pursuant to such restrictions or obligations, the Borrower shall provide written notice to the Administrative Agent that such information or document is being withheld and the Borrower shall use commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided further that to the extent any such restriction or obligation is removed or no longer valid, the Borrower shall promptly share any such information that was withheld.
Holdings and the Borrower hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked

“PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.
Section 5.2Notices of Material Events.
(a)The Borrower will furnish to the Administrative Agent for delivery to each Lender prompt (and, in any event, not later than three (3) Business Days after a Responsible Officer becomes aware thereof) written notice of the following:
(i)the occurrence of any Default or Event of Default;
(ii)the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of Holdings or the Borrower, affecting Holdings, the Borrower or any of their respective Subsidiaries which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(iii)the occurrence of any event or any other development by which Holdings or any of its Subsidiaries (A) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) becomes subject to any Environmental Liability, (C) receives notice of any claim with respect to any Environmental Liability, or (D) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(iv)promptly and in any event within 15 days after (A) Holdings, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by Holdings, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (B) becoming aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by Holdings, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of Holdings, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from a Responsible Officer of the Borrower;
(v)the occurrence of any default or event of default, or the receipt by Holdings or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of Holdings or any of its Subsidiaries;
(vi)any material amendment or modification to any Material Agreement (together with a copy thereof), and prompt notice of any termination, expiration or loss of any Material Agreement that, individually or in the aggregate, could reasonably be expected to result in a reduction in revenue of the Loan Parties of 10% or more on a consolidated basis from the prior Fiscal Year;

(vii)any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) and (d) of such certification;
(viii)any amendment, waiver, supplement, or other modification of any Subordinated Debt Document or Note Document; and
(ix)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
(b)The Borrower will furnish to the Administrative Agent and each Lender the following:
(i)promptly and in any event at least 30 days prior thereto (or such later date as agreed in writing by the Administrative Agent), notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or legal structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational number or (v) in any Loan Party’s jurisdiction of organization;
(ii)promptly and in any event within 30 days after receipt thereof: (x) each actuarial report for each Insurance Subsidiary; and (y) each audit of an Insurance Subsidiary from the applicable Insurance Regulatory Authorities; and
(iii)as soon as available and in any event within 30 days after receipt thereof, a copy of any environmental report or site assessment obtained by or for Holdings or any of its Subsidiaries after the Closing Date on any Real Estate.
(c)The Borrower shall promptly (and in any event within 7 days) notify the Administrative Agent of the formation or acquisition of any Insurance Subsidiary or Subsidiary of an Insurance Subsidiary or if any Subsidiary of the Borrower has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License.
Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.
Section 5.3Existence; Conduct of Business. Holdings will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and the Intellectual Property that is material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or any disposition permitted under Section 7.6.
Section 5.4Compliance with Laws. Holdings will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Holdings will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions.
Section 5.5Payment of Obligations. Holdings will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and Holdings or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.
Section 5.6Books and Records. Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Holdings and its Subsidiaries in conformity with GAAP or SAP, as applicable.
Section 5.7Visitation and Inspection. Holdings and the Borrower will, and will cause each of their respective Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants (provided that representatives of the Borrower shall be permitted to be present at any discussion with such accountants), all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to Holdings or the Borrower; provided that (a) so long as no Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders shall not make more than one such visit and inspection at the expense of the Borrower in any Fiscal Year, (b) if an Event of Default has occurred and is continuing, no prior notice shall be required and (c) Holdings and its Subsidiaries shall not be required to disclose any information or deliver any document to the extent it would violate confidentiality agreements or any Requirement of Law or result in a loss of attorney-client privilege or claim of attorney work product; provided that, in the event that Holdings and its Subsidiaries do not disclose any such information or deliver any document pursuant to such restrictions or obligations, the Borrower shall provide written notice to the Administrative Agent that such information or document is being withheld and the Borrower shall use commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided further that to the extent any such restriction or obligation is removed or no longer valid, the Borrower shall promptly share any such information that was withheld.
Section 5.8Maintenance of Properties; Insurance. Holdings will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of Holdings (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations (including, in any event, flood insurance as described in the definition of Real Estate Documents), (ii) key man life insurance policies consistent with those in place as of the Closing Date, and (iii) (A) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals (but in no event more than once per Fiscal Year) a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section and (B) reinsurance of the types and in amounts no less than as required pursuant to Section 7.15(d), and comply with all requirements and covenants set forth in the applicable reinsurance agreements in all material respects, and (c) at all times shall name the Administrative Agent as additional insured on all liability policies of the Borrower and its Subsidiaries and as loss payee (pursuant to a loss payee endorsement approved by the Administrative Agent) on all casualty and property insurance policies of the Borrower and its Subsidiaries.
Section 5.9[Reserved].
Section 5.10Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any material portion of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
Section 5.11Cash Management. Holdings and the Borrower shall, and shall cause each of its respective Subsidiaries that are Loan Parties to:
(a)maintain all cash management and treasury business with SunTrust Bank or a Permitted Third Party Bank, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts (other than (i) zero-balance accounts, (ii) accounts so long as the aggregate balance in all such accounts does not exceed $250,000 at any time, and (iii) payroll, withholding, trust, escrow, impound and other fiduciary accounts, all of which the Loan Parties may maintain without restriction) (each such non-excluded deposit account, disbursement account, investment account and lockbox account, a “Controlled Account”); each Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and in which the Borrower and each of the other Loan Parties shall, subject to the Intercreditor Agreement, have granted a first priority Lien to the Administrative Agent, on behalf of the Secured Parties, perfected either automatically under the UCC (with respect to Controlled Accounts at SunTrust Bank) or subject to Control Account Agreements; provided that the Loan Parties shall have 60 days (or such later date as may be agreed in writing by the Administrative Agent) after the acquisition of a new Controlled Account (pursuant to any Permitted Acquisition or other Investment permitted by Section 7.4) to obtain a Control Account Agreement over such acquired Controlled Accounts; provided, further, that notwithstanding the foregoing and for the avoidance of doubt, (A) the Escrow Accounts and Escrow Funds on deposit therein shall not constitute assets of any Loan Party, but, alternatively, in the event that the Escrow Accounts or Escrow Funds are deemed to be assets of any Loan Party, the Escrow Accounts and Escrow Funds shall be Excluded Property (and therefore not be “Collateral” or “Controlled Accounts” as defined hereunder or under the Collateral Documents) and (B) the Escrow Funds shall not be subject to the Intercreditor Agreement in any respect.
(b)deposit promptly, and in any event no later than 10 Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other Collateral into Controlled Accounts, in each case except for cash and Permitted Investments the aggregate value of which does not exceed $250,000 at any time; and
(c)subject to the Intercreditor Agreement, at any time after the occurrence and during the continuance of an Event of Default, at the request of the Required Lenders, Holdings and the Borrower will, and will cause each other Loan Party to, cause all payments constituting proceeds of accounts or other Collateral to be directed into lockbox accounts under agreements in form and substance reasonably satisfactory to the Administrative Agent.
Section 5.12Additional Subsidiaries and Collateral.
(a)In the event that, subsequent to the Closing Date, any Person becomes a Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) within 30 days after such Person becomes a Subsidiary (other than (a) any Insurance Subsidiary, (b) any Subsidiary of an Insurance Subsidiary or (c) any other Subsidiary of the Borrower that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License) (or such later date as agreed in writing by the Administrative Agent in its sole discretion), the Borrower shall cause such Subsidiary (i) to become a new Guarantor and to grant Liens in favor of the Administrative Agent in all of its personal property (other than Excluded Property) by executing and delivering to the Administrative Agent a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, executing and delivering a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, as applicable, and authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents (it being understood and agreed that, with respect to any Foreign Subsidiary, this clause (i) shall include the granting of Liens and taking of all perfection actions under the local laws of such Foreign Subsidiary’s jurisdiction of formation as may be reasonably required by the Administrative Agent), (ii) to grant Liens in favor of the Administrative Agent in all interests in Real Estate (other than Excluded Property) to the extent required by Section 5.13 by executing and delivering to the Administrative Agent such Real Estate Documents as the Administrative Agent shall reasonably require, and (iii) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches, title insurance policies, surveys, environmental reports and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Loan Party on the Closing Date or that such Subsidiary would be required to deliver pursuant to Section 5.13 with respect to any Real Estate. In addition, within 30 days after the date any Person becomes a direct Subsidiary of a Loan Party (or such later date as agreed in writing by the Administrative Agent in its sole discretion), the Borrower shall, or shall cause the applicable Loan Party to (i) pledge all of the Capital Stock of such Subsidiary directly owned by a Loan Party (other than Excluded Property) to the Administrative Agent as security for the Obligations by executing and delivering a supplement to the Guaranty and Security Agreement in form and substance satisfactory to the Administrative Agent, and (ii) subject to the Intercreditor Agreement, deliver the original certificates evidencing such pledged Capital Stock (other than Excluded Property) to the Administrative Agent, together with appropriate powers executed in blank; provided, that (1) if such Person that becomes a Subsidiary is an Insurance Subsidiary, a Subsidiary of an Insurance Subsidiary or any other Subsidiary of the Borrower that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License, this requirement to pledge all of the Capital Stock of such Person shall not apply only to the extent the pledge thereof is (or would be) deemed a change of control of such Person or is (or would be) otherwise prohibited by applicable law or regulations and (2) in the case of any Subsidiary of the Borrower that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License, it is understood and agreed that until such approval is obtained, such Subsidiary shall not transact business or hold any material assets. For the avoidance of doubt, (x) in no event shall any Insurance Company, Subsidiary of an Insurance Company or any other Subsidiary of the Borrower that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License be required to become a Subsidiary Loan Party, a Loan Party or a Guarantor hereunder; however, for the avoidance of doubt, in the case of the

Persons described in clause (1) immediately above, each such Person shall be subject to the applicable covenants contained herein and (y) subject to Section 5.15, the Capital Stock of RRC shall be pledged and perfected under the laws of Cayman Islands (to the extent not prohibited thereunder).
(b)Subject to the Intercreditor Agreement, the Borrower agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to subsection (a) of this Section (to the extent that such Lien can be perfected by execution, delivery and/or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by Section 7.2. All actions to be taken pursuant to this Section shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.
Section 5.13Additional Real Estate; Leased Locations.
(a)To the extent otherwise permitted hereunder, if any Loan Party proposes to acquire a fee ownership interest in Real Estate with a fair market value in excess of $5,000,000 after the Closing Date, it shall at the time of such acquisition provide to the Administrative Agent Real Estate Documents in regard to such Real Estate.
(b)To the extent otherwise permitted hereunder, if any Loan Party proposes to lease any Real Estate, it shall first provide to the Administrative Agent a copy of such lease and a Collateral Access Agreement from the landlord of such leased property or the bailee with respect to any warehouse or other location where such books, records or Collateral will be stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to the Administrative Agent; provided that if such Loan Party is unable to deliver any such Collateral Access Agreement after using its commercially reasonable efforts to do so, the Administrative Agent may waive the foregoing requirement in its reasonable discretion.
Section 5.14Further Assurances. Holdings will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties; provided that in no event shall the Loan Parties be required to grant any Lien to secure the Obligations over any Excluded Property. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.
Section 5.15Post-Closing Matters. Within sixty (60) days after the Closing Date (or such later date as may be agreed in writing (including via email) by the Administrative Agent in its sole discretion), the Borrower shall deliver or cause to be delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the following in connection with a pledge of the Capital Stock of RRC under the laws of the Cayman Islands:(i) an amendment to the Security Agreement to add an equitable mortgage governed by the laws of the Cayman Islands together with prior approval by the Cayman Islands Monetary Authority, (ii) a customary legal opinion from Cayman counsel, and (iii) the deliverables as set out within the equitable mortgage, including, but not limited to: (a) executed but undated instruments of transfer relating to the Capital Stock of RRC in favor of the Administrative Agent; (b) evidence of an undertaking from RRC to: (x) register the transfer of the Capital Stock of RRC in favor of the Administrative Agent, (y) make a notation of the security in the register of members of RRC and (z) keep the register of members in the Cayman Islands at all times; (c) a certified copy of the register of members of RRC containing the notation set out in clause (b) immediately above; (d) an executed irrevocable proxy appointing the Administrative Agent (or its nominee) for the purpose of voting the Capital Stock of RRC on or after the occurrence of an Event of Default; (e) a power of attorney executed by the directors of RRC appointing the Administrative Agent as attorney to register the transfer of the Capital Stock of RRC; and (f) the amended memorandum and articles of RRC.
Section 5.16Maintenance of Reinsurance Coverage. For so long as the Term Loans are outstanding, each Insurance Subsidiary shall purchase reinsurance only from reinsurers with a minimum financial strength rating (as of the effective date of the relevant reinsurance agreement) of “A-” by A.M. Best Company or a minimum credit rating of “A-” by S&P, unless such reinsurance liabilities have been fully collateralized by such reinsurers.
Section 5.17Incorporation of Note Purchase Agreement Provisions.
(a)If Holdings or any Subsidiary thereof shall at any time after the Closing Date amend, amend and restate, supplement, modify, renew or refinance the Note Documents as in effect on the Closing Date that includes representations and warranties, affirmative covenants, negative covenants, financial covenants, events of defaults or other agreements (each a “Specified Provision” and, collectively, the “Specified Provisions”) applicable to Holdings or any Subsidiary that at such time either (i) is not included in this Agreement or (ii) is included in this Agreement but is more restrictive upon Holdings or such Subsidiary than the corresponding Specified Provision included in this Agreement, each such Specified Provision and each event of default, definition and other provision relating to such Specified Provision (solely as used therein) in such Note Document (as amended or modified from time to time thereafter) shall (together with any grace or cure period applicable to either such Specified Provision or any event of default that arises from a breach of such Specified Provision) automatically be deemed to be incorporated by reference in this Agreement, mutatis mutandis, as if then set forth herein in full and effective as of the date such Specified Provision becomes effective under such Note Document.
(b)Promptly and in any event within five Business Days (or such later date as agreed in writing by the Administrative Agent) after the effective date of such amendment, amendment and restatement, supplement, modification, renewal or refinancing of the Note Documents, the Borrower will furnish to the Administrative Agent a copy of the Note Documents, as so amended, amended and restated, supplemented, modified, renewed or refinanced; and if requested by the Required Lenders, within 20 days after furnishing such Note Documents, the Loan Parties will execute and deliver to the Administrative Agent an instrument amending this Agreement to, as applicable, either (i) incorporate the full text of such Specified Provision and the related events of default, definitions and other provisions as used therein or (ii) modify the corresponding Specified Provision included in this Agreement to incorporate the terms of the more restrictive Specified Provision and add and/or modify any related events of default, definitions and other provisions as used therein, as necessary.
(c)The incorporation of any such Specified Provision and other provisions and the amendment of this Agreement as aforesaid in respect of the Note Documents shall automatically (without any action being taken by any Loan Party, the Administrative Agent or any Lender) take effect simultaneously with the effectiveness of such amendment, amendment and restatement, modification, supplement, renewal or refinancing of the Note Documents.
(d)In furtherance of the foregoing, for the avoidance of doubt, any incorporation by reference into this Agreement of a Specified Provision contained in any Note Document as contemplated by this Section 5.17 (including any permanent written amendment or modification of a Specified Provision)

shall have no impact on (i) the continuing effectiveness of any similar provision (including any financial covenant) contained or incorporated in this Agreement at the effective time of such incorporation by reference and (ii) the rights, duties or obligations of the Administrative Agent unless consented to in writing by the Administrative Agent.
ARTICLE VI
FINANCIAL COVENANTS
Until all Obligations (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations) have been paid in full, Holdings and the Borrower covenant and agree with the Administrative Agent and the Lenders to:
Section 6.1Minimum Risk-Based Capital Ratio.
(a)Maintain, or cause to be maintained, a Risk-Based Capital Ratio of RIC, as of the last day of each Fiscal Month (beginning with the Fiscal Month ending November 30, 2019), of no less than the greater of (i) the highest Risk-Based Capital Ratio required (x) by the Insurance Regulatory Authority of the State of Ohio (or in the event RIC redomiciles in any other state, then the applicable Insurance Regulatory Authority in such other state of domicile), or (y) pursuant to any agreement, instrument or Guarantee entered into by Holdings or any of its Subsidiaries and applicable to RIC (whether or not RIC is a party thereto), in any case as certified by the Borrower in the applicable Compliance Certificate, and (ii) 2.50 to 1.00.
(b)Maintain, or cause to be maintained, a Risk-Based Capital Ratio of each U.S. Insurance Subsidiary (excluding RIC), as of the last day of each Fiscal Month (beginning with the Fiscal Month ending November 30, 2019), of no less than the greater of (i) the highest Risk-Based Capital Ratio required (x) by the applicable Insurance Regulatory Authority of such U.S. Insurance Subsidiary in its state of domicile or (y) pursuant to any agreement, instrument or Guarantee entered into by Holdings or any of its Subsidiaries and applicable to such U.S. Insurance Subsidiary (whether or not such U.S. Insurance Subsidiary is a party thereto), in any case as certified by the Borrower in the applicable Compliance Certificate, and (ii) 2.50 to 1.00.
Section 6.2Maximum Direct Combined Ratio. Not permit the Direct Combined Ratio of the U.S. Insurance Subsidiaries, as of the last day of each Fiscal Quarter (beginning with the Fiscal Quarter ending December 31, 2019), to exceed the following ratios (expressed as a percentage) corresponding to each such Fiscal Quarter end:

Fiscal Quarter End	Maximum Direct Combined Ratio
December 31, 2019	152.9%
March 31, 2020	140.7%
June 30, 2020	133.6%
September 30, 2020	127.6%
Section 6.3Minimum Statutory Surplus. Not permit the U.S. Insurance Subsidiaries (on an aggregate basis) to have a Statutory Surplus as of the last day of any Fiscal Month (beginning with the Fiscal Month ending November 30, 2019) of less than the greater of (i) $100,000,000, and (ii) the aggregate Statutory Surplus which the U.S. Insurance Subsidiaries are required to have or maintain, or have otherwise agreed to have or maintain, pursuant to the requirements of any Insurance Regulatory Authority or any instrument, Guarantee or other agreement applicable to the U.S. Insurance Subsidiaries (whether or not any such U.S. Insurance Subsidiary is a party thereto).
Section 6.4Minimum Liquidity. Not permit Liquidity at any time, commencing on the Closing Date, to be less than $25,000,000.
Section 6.5Minimum Liquidity, Statutory Surplus and RRC Equity. Not permit the sum of (i) Liquidity as of any Test Date, plus (ii) the Statutory Surplus of the U.S. Insurance Subsidiaries (on an aggregate basis) as of any Test Date, plus (iii) RRC Equity as of any Test Date to be less than (x) beginning with the Fiscal Month ending November 30, 2019 and ending with the Fiscal Month ending December 31, 2019, $125,000,000 and (y) beginning with the Fiscal Month ending January 31, 2020, $125,000,000 plus the greater of (A) $0 and (B) an amount equal to 15.0% of Net Written Premiums for the twelve-month period ending on such Test Date minus Net Written Premiums for the twelve-month period on the last day of the month ended prior to such Test Date; provided, that at no time shall the amount required under this Section 6.5 exceed $200,000,000.
Section 6.6Maximum Leverage Ratio . Not permit the Leverage Ratio as of the Test Date (beginning with the Fiscal Month ending November 30, 2019), to be greater than 8.00 to 1.00 (unless otherwise agreed in writing by the Administrative Agent and the Required Lenders and not prohibited by applicable law or the Insurance Regulatory Authority governing RRC in its jurisdiction of domicile).
Section 6.7Maximum Indebtedness. Without limiting the restrictions set forth in Section 7.1, not permit the Indebtedness of Holdings and its Subsidiaries on a consolidated basis at any time to exceed $350,000,000.
ARTICLE VII
NEGATIVE COVENANTS
Until all Obligations (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations) have been paid in full, Holdings and the Borrower covenant and agree with the Administrative Agent and the Lenders that:
Section 7.1Indebtedness. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)(i) Indebtedness created pursuant to the Loan Documents and the Escrow Agreements and (ii) (x) Indebtedness incurred pursuant to the NPA Financing in an aggregate principal amount not to exceed $100,000,000, plus capitalized PIK Interest (as defined in the Note Purchase Agreement), minus any principal payments or prepayments made in cash in respect of the NPA Notes and (y) Permitted Refinancings thereof; provided, that no Make-Whole Amount (as defined in the Note Purchase Agreement) paid in respect of the NPA Notes may be capitalized as part of a Permitted Refinancing and any such Make-Whole Amount payment shall be subordinated to the Obligations to the same extent as provided in the Intercreditor Agreement;
(b)Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date and set forth on Schedule 7.1 and Permitted Refinancings thereof;
(c)(i) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease

Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness does not exceed $5,000,000 at any time outstanding (provided, however, that the aggregate principal amount of such Indebtedness incurred by Insurance Subsidiaries and Subsidiaries of an Insurance Subsidiary shall not exceed $2,500,000 at any time outstanding) and (ii) Permitted Refinancings thereof;
(d)Indebtedness of the Borrower owing to Holdings or any Subsidiary and of any Subsidiary owing to Holdings, the Borrower or any other Subsidiary; provided that any such Indebtedness that is owed by or to a Subsidiary that is not a Subsidiary Loan Party shall only be permitted to be incurred in accordance with Section 7.4;
(e)Guarantees by Holdings, the Borrower or any Subsidiary of Indebtedness of Holdings, the Borrower or any other Subsidiary, in each case, in the ordinary course of business; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall only be permitted to be incurred in accordance with Section 7.4;
(f)(A) Indebtedness of any Person which becomes a Subsidiary (excluding each Insurance Subsidiary and each of Subsidiary of an Insurance Subsidiary) after the date of this Agreement; provided that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) the aggregate principal amount of such Indebtedness permitted hereunder shall not exceed $2,000,000 at any time outstanding and (B) Permitted Refinancings thereof;
(g)Hedging Obligations permitted by Section 7.10;
(h)Indebtedness of the Borrower or its Subsidiaries (excluding each Insurance Subsidiary and each of Subsidiary of an Insurance Subsidiary) in respect of letters of credit entered into in the ordinary course of business, in an aggregate face amount not to exceed $1,000,000 at any time outstanding;
(i)Bank Product Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, treasury, depository, cash management and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;
(j)to the extent constituting Indebtedness, obligations owed by any Subsidiary of Holdings to a Loan Party under the Agency Agreement and the Third Party Administrator Agreement;
(k)(i) unsecured Indebtedness in an aggregate principal amount not to exceed $100,000,000; provided, that, such unsecured Indebtedness shall not be permitted hereunder unless such Indebtedness is subordinated to the Obligations and all of the terms, conditions and provisions (including, without limitation, the subordination and intercreditor provisions) of the Subordinated Debt Documents are consented and agreed to in writing by each of the Borrower, the Administrative Agent and the Required Lenders (it being understood and agreed that such consent on the part of the Administrative Agent may be conditioned upon, among other things, amendments or other modifications to the terms and provisions of this Agreement and the other Loan Documents) and (ii) Permitted Refinancings thereof;

(l)Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business or arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(m)Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;
(n)Indebtedness consisting of financing of insurance premiums in the ordinary course of business;
(o)customer advances or deposits received in the ordinary course of business; and
(p)(i) other unsecured Indebtedness of the Borrower or its Subsidiaries (excluding each Insurance Subsidiary and each of Subsidiary of an Insurance Subsidiary) in an aggregate principal amount not to exceed $10,000,000 at any time outstanding (which may include, for the avoidance of doubt, unsecured Indebtedness consisting of contingent obligations, earnouts, seller notes and other deferred payment obligations incurred in connection with any acquisition or otherwise) and (ii) Permitted Refinancings thereof.
Section 7.2Liens. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:
(a)Liens securing the (i) Obligations; provided that no Liens may secure Hedging Obligations or Bank Product Obligations under this clause (a) without securing all other Obligations on a basis at least pari passu with such Hedging Obligations or Bank Product Obligations and subject to the priority of payments set forth in Section 2.17 and Section 8.2 and (ii) (A) the Obligations (as defined in the Note Purchase Agreement) under the Note Purchase Agreement and the other Note Documents and (B) any Permitted Refinancing thereof; provided that all Liens securing Indebtedness under the Note Purchase Agreement or any Permitted Refinancing thereof shall be subject to the terms, conditions and provisions of the Intercreditor Agreement;
(b)Permitted Encumbrances and licenses permitted under this Agreement;
(c)Liens on any property or asset of the Borrower or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 7.2; provided that such Liens shall not apply to any other property or asset of Holdings or any Subsidiary;
(d)purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition or the completion of the construction or improvements thereof, (iii) such Lien does not extend to any other asset other than accessions to such asset and reasonable extensions of such asset (and provided that such obligations owed to a single lender may be cross-collateralized), and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e)any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (y) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any of its Subsidiaries, or (z) existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries; provided that (i) any such Lien was not created in the contemplation of any of the foregoing and (ii) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;
(f)Liens on assets of any Insurance Subsidiary securing obligations under transactions entered into in connection with Investments permitted by the terms hereof in an aggregate amount not to exceed, at any time, $5,000,000;
(g)Liens consisting of deposit of cash or other assets of an Insurance Subsidiary and the Subsidiaries of an Insurance Subsidiary as required by Governmental Authorities;
(h)[Reserved];
(i)Liens securing other obligations in an aggregate amount not to exceed $2,000,000 at any time outstanding; and
(j)to the extent constituting a Lien, Liens in favor of each of the Escrow Agent and any Assignee Lender pursuant to the Escrow Agreements;
(k)extensions, renewals, or replacements of any Lien referred to in subsections (b) through (k) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.
Section 7.3Fundamental Changes.
(a)Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person; provided that a Subsidiary Loan Party shall be the surviving Person in a merger between a Subsidiary Loan Party and a Subsidiary that is not a Subsidiary Loan Party, (ii) any Subsidiary may merge into another Subsidiary, provided that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease, dissolve into or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party and (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, further, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.
(b)The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related or ancillary thereto and reasonable extensions thereof.

Section 7.4Investments, Loans. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, purchase or acquire (including pursuant to any merger with any Person or entity) any Capital Stock, loan or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in or make any other investment in (including capital contributions in or to), any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of a Person, or any assets of any other Person that constitute a business unit or division of any other Person, or create or form any Subsidiary, or enter into any other arrangement pursuant to which any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of any of its assets, business or property to any Subsidiary that is not a Loan Party (all of the foregoing being collectively called “Investments”), except:
(a)Investments (other than Permitted Investments) existing on the Closing Date and set forth on Schedule 7.4 (including Investments in Subsidiaries and any Investments deemed to be made pursuant to the Escrow Agreements as set forth in Article XI);
(b)Permitted Investments;
(c)Guarantees by Holdings, the Borrower and its Subsidiaries constituting Indebtedness permitted by Section 7.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in subsection (d) of this Section;
(d)Investments made by Holdings in or to the Borrower or by Holdings or the Borrower in or to any Subsidiary and by any Subsidiary in or to the Borrower or in or to another Subsidiary; provided that the aggregate amount of Investments by the Loan Parties in or to, and Guarantees by the Loan Parties of Indebtedness of, any Subsidiary that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $2,500,000 at any time outstanding;
(e)Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business; provided that the aggregate amount of all such loans and advances (excluding any such loans and advances outstanding on the Closing Date) does not exceed $500,000 at any time outstanding;
(f)Hedging Transactions permitted by Section 7.10;
(g)other Investments made by a Loan Party to a U.S. Insurance Subsidiary so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI at the time of and immediately after giving effect to such Investment, in each case, calculated on a pro forma basis as of the most recently ended Fiscal Month for which financial statements are required to have been delivered pursuant to Section 5.1(c);
(h)Permitted Acquisitions;
(i)Investments consisting of (i) pledges, advance deposits and prepaid expenses or royalties and (ii) extensions of credit to the customers of the Borrower or of any of its Subsidiaries in the nature of accounts receivable, prepaid royalties, or notes receivable, arising from the grant of trade credit or business of the Borrower or such Subsidiary, in each case in this clause (i), in the ordinary course of business;

(j)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(k)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(l)Advances, or indebtedness arising from cash management, tax and/or accounting operations made in the ordinary course of business;
(m)joint ventures or strategic alliances consisting of the licensing of technology permitted under this Agreement, the development of technology or the providing of technical support; provided that any such Investments do not in the aggregate have a fair market value (determined in each case at the time such Investment is made) in excess of $5,000,000 during the term of this Agreement;
(n)other Investments made by a Loan Party to RRC so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI at the time of and immediately after giving effect to such Investment, in each case, calculated on a pro forma basis as of the most recently ended Fiscal Month for which financial statements are required to have been delivered pursuant to Section 5.1(c); provided, that the aggregate amount of all such Investments shall not exceed $150,000,000 at any time outstanding;
(o)other Investments made by a Loan Party in or to any non-wholly owned Subsidiary of the Borrower; provided that the aggregate amount of all such Investments under this clause (o) shall not exceed $5,000,000 at any time outstanding; and
(p)other Investments which in the aggregate do not exceed $10,000,000 during the term of this Agreement.
For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.4, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
Section 7.5Restricted Payments. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a)Restricted Payments made by any Subsidiary to the Borrower or to any other Subsidiary (including, for the avoidance of doubt, from any Insurance Subsidiary to the Borrower);
(b)Restricted Payments made by the Borrower and its Subsidiaries to Holdings, and by Holdings to its direct or indirect parents, in an aggregate amount not to exceed $2,000,000 in any Fiscal Year to the extent necessary to permit Holdings and its direct and indirect parents to pay general administrative costs and expenses (including administrative, legal, accounting and similar costs and expenses provided by third parties, customary salary, commissions, bonus and other benefits payable to officers and employees of Holdings (or any direct or indirect parent of Holdings) and directors fees and director and officer indemnification obligations) incurred in the ordinary course of business and then due and payable (solely as such costs and expenses relate to the business of the Borrower and its Subsidiaries or Holdings’ ownership thereof);

(c)Holdings and the Borrower may repurchase the stock of former employees, directors, officers or consultants pursuant to stock repurchase agreements in the ordinary course of business and in accordance with Holdings’ stock purchase plan, so long as (A) no Default or Event of Default exists at the time of such repurchase and would not exist after giving effect to such repurchase, (B) the aggregate amount repurchased in any calendar year does not exceed $1,000,000 and (C) the aggregate amount repurchased during the term of this Agreement does not exceed $2,000,000;
(d)regularly scheduled non-accelerated payments of interest in respect of the Subordinated Debt to the extent permitted (and only to the extent expressly agreed in writing by the Administrative Agent in its sole discretion) pursuant to the terms of the Subordinated Debt Documents;
(e)repayments of principal and interest of the Subordinated Debt with the proceeds of a Permitted Refinancing thereof or by exchange or conversion to Qualified Capital Stock of Holdings;
(f)if, for any taxable period, the Borrower is a member of a group filing a consolidated, unitary or combined tax return of which Holdings is the common parent (a “Tax Group”), an amount equal to income Taxes for such taxable period then due and payable pursuant to such returns and attributable to the taxable income of the Borrower and the Subsidiary Loan Parties that are members of such group and, to the extent of the cash amount actually received by the Borrower or any Subsidiary Loan Party from any Subsidiary that is not a Subsidiary Loan Party (a “Non-Guarantor Subsidiary”) for the payment of income taxes, an amount equal to the income Taxes for such taxable period then due and payable and attributable to the taxable income of such Non-Guarantor Subsidiary, provided that, for each taxable period, payment for such amounts shall not exceed the lesser of (A) the amount of any such Taxes that the Borrower and the Subsidiary Loan Parties (and, subject to the limitation described above, any applicable Non-Guarantor Subsidiaries) that are members of such group would have been required to pay for such taxable period on a separate group basis if the Borrower and the Subsidiary Loan Parties (and, subject to the limitation described above, any applicable Non-Guarantor Subsidiaries) had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Borrower and the Subsidiary Loan Parties (and, subject to the limitation described above, any applicable Non-Guarantor Subsidiaries) or (B) the actual tax liability of the Tax Group for such taxable period; and
(g)Holdings may repurchase, retire or otherwise acquire Capital Stock of Holdings solely in exchange for, or solely out of the proceeds of the substantially concurrent sale of, Qualified Capital Stock of Holdings.
Section 7.6Sale of Assets. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:
(a)the sale or other disposition of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;
(b)the sale of inventory and Permitted Investments in the ordinary course of business;
(c)the sale or other disposition of Investments (i) by Insurance Subsidiaries and their Subsidiaries (other than the Capital Stock of Insurance Subsidiaries and their Subsidiaries) and (ii) by the Borrower and its Subsidiaries (other than the Capital Stock of Subsidiaries of Holdings) permitted under this Agreement, in each case, (A) in the ordinary course of business and consistent with the investment policy approved by the board of directors of Holdings, the Borrower or such Subsidiary, as the case may be or (B) required by Insurance Regulatory Authorities;
(d)any sale or other disposition pursuant to a reinsurance agreement so long as such disposition or other disposition is entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice;
(e)non-exclusive licenses and sub-licenses of Intellectual Property in the ordinary course of business consistent with past practices including any licenses that could not result in legal transfer of title that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the U.S. not interfering, individually or in the aggregate, in any material respect with the business of Holdings or any of its Subsidiaries;
(f)leases, subleases, licenses, or sublicenses of real or personal property (other than Intellectual Property) granted by the Borrower or any of its Subsidiaries to others, in each case, in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the business of Holdings or any of its Subsidiaries;
(g)(i) surrender or waiver of contractual rights or the settlement or waiver of contractual or litigation claims in the ordinary course of business in each case as may be approved by the board of directors of Holdings or the Borrower or the applicable Subsidiary in good faith; and (ii) the sale, license or other transfer of Intellectual Property in connection with the settlement or waiver of contractual or litigation claims in respect of the Intellectual Property; provided that such sale, license or transfer does not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;
(h)termination of licenses, leases, and other contractual rights in the ordinary course of business, which does not materially interfere with the conduct of business of the Borrower and its Subsidiaries and is not disadvantageous to the rights or remedies of the Lenders;
(i)sales, leases, assignments, dispositions and transfers constituting Liens permitted under Section 7.2, Investments permitted under Section 7.4 or Restricted Payments permitted under Section 7.5; and
(j)the sale or other disposition of such assets in an aggregate amount (based on the fair market value of such assets) not to exceed $500,000 in any Fiscal Year (but excluding the sale of any Capital Stock of any Subsidiary of Holdings).
Section 7.7Transactions with Affiliates. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(a)at prices and on terms and conditions, taken as a whole, not less favorable to Holdings or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
(b)employment and severance arrangements between Holdings or any of its Subsidiaries and their respective officers, directors and employees in the ordinary course of business and transactions pursuant to equity incentive plans and employee benefit plans and arrangements (provided that this clause (b) shall not be deemed to permit any Restricted Payments of the type set forth in Section 7.5(c) to the extent not permitted thereunder);

(c)transactions solely between or among Loan Parties (and between Loan Parties and other Subsidiaries of Holdings to the extent permitted by Administrative Agent in writing its sole discretion);
(d)any Restricted Payment permitted by Section 7.5 and any Investment permitted by Section 7.4; and
(e)performing under the Agency Agreement or Third Party Administrator Agreement.
Section 7.8Restrictive Agreements. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings or any of its Subsidiaries to create, incur or permit any Lien to secure the Obligations upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiaries of the Borrower to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower, to Guarantee the Obligations or to transfer any of its property or assets to the Borrower; provided that (i) the foregoing clauses (a) and (b) shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document or the Escrow Agreement, (ii) the foregoing clause (b) shall not apply to restrictions or conditions imposed by any Subordinated Debt Document or Note Document (or any document governing any Permitted Refinancing thereof), (iii) the foregoing clauses (a) and (b) shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or any assets thereof) pending such sale, provided such restrictions and conditions apply only to the Subsidiary (or any assets thereof) that is sold and such sale is permitted hereunder, (iv) the foregoing clauses (a) and (b) (but, with respect to clause (b), only to the extent that any imposed transfer restrictions or conditions apply only to property or assets that are subject to Capital Lease Obligations or obligations incurred in connection with purchase money Indebtedness) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and the obligors of such Indebtedness, (v) the foregoing clauses (a) and (b) shall not apply to customary provisions in leases, licenses and contracts restricting the assignment of any such lease, license and/or contract and (vi) the foregoing clause (b) shall not apply to customary restrictions on transfers of Capital Stock in a joint venture to the extent expressly permitted by clause (x) of the definition of Permitted Encumbrance (but for the avoidance of doubt, there shall be no restriction on the ability of Holdings or any of its Subsidiaries to pledge Capital Stock in a joint venture to secure the Obligations).
Section 7.9Sale and Leaseback Transactions. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each, a “Sale/Leaseback Transaction”).
Section 7.10Hedging Transactions. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which Holdings, the Borrower or any of their respective Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, Holdings and the Borrower acknowledge that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which Holdings, the Borrower or any of their respective Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
Section 7.11Amendment to Material Documents. Other than to the extent expressly required by any Insurance Regulatory Authority with respect to any Insurance Subsidiary or Subsidiary thereof, Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any Material Agreements, except in any manner that would not have an adverse effect on the Lenders or the Administrative Agent in any material respect (or in the case of any Note Document (or any document governing any Permitted Refinancing thereof), as permitted by the Intercreditor Agreement).
Section 7.12Activities of Holdings. Notwithstanding anything to the contrary contained herein, Holdings shall not engage in any business or other activity other than (a) maintaining its existence, including (i) participating in tax, accounting and other administrative matters, (ii) filing Tax returns and reports and paying Taxes and other customary obligations related thereto in the ordinary course (and contesting any Taxes in good faith, if applicable), (iii) holding director and member meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure and (iv) complying with applicable law, and activities incidental to the foregoing, (b) holding and maintaining its interest in the Capital Stock of, and making Investments in, the Borrower, (c) performing its Obligations under this Agreement and the other Loan Documents and other Indebtedness and Guarantees permitted hereunder (including Guarantees of the Subordinated Debt and obligations under the Note Documents and any Permitted Refinancing thereof), and actions incidental thereto, including the granting of Liens permitted hereby, (d) issuing its own Qualified Capital Stock; (e) preparing reports to Governmental Authorities and to its shareholders, (f) holding cash and Permitted Investments and other assets received in connection with Restricted Payments received from, or Investments made by the Borrower to the extent permitted hereby; (g) providing indemnification for its current or former officers, directors, members of management, managers, employees and advisors or consultants; (h) performing its obligations under the transactions with respect to Holdings that are otherwise specifically permitted or expressly contemplated by Article VII; (i) the maintenance and administration of equity option and equity ownership plans and activities incidental thereto; and (j) performing activities incidental to any of the foregoing.
Section 7.13Accounting Changes. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP (or SAP), or change the Fiscal Year of Holdings or the fiscal year of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of Holdings.
Section 7.14Underwriting Risks. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, undertake any underwriting risk inconsistent with their historical and customary practices in the ordinary course of business (it being understood and agreed that this Section 7.14 shall not prohibit Holdings and its Subsidiaries from entering into additional lines of property and casualty insurance business).
Section 7.15Insurance Subsidiaries. Notwithstanding anything herein to the contrary, without the prior written consent of the Required Lenders, Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries (including, for the avoidance of doubt, Insurance Subsidiaries) to, permit: (a) a material change in the nature of the businesses that RIC conducts or is otherwise engaged in as of the Original Closing Date; (b) the discounting (except for prompt payment discounts) or sale by any of the Insurance Subsidiaries of any of their notes or accounts receivable, other than in connection with the collection, settlement or compromise thereof in the ordinary course of business; (c) any one or more material Insurance Licenses of any of the Insurance Subsidiaries to be suspended, limited or terminated or not be renewed; and (d) the Borrower or its Subsidiaries (including for the avoidance of doubt, all Insurance Subsidiaries and any reinsurance Subsidiaries) to fail to maintain, (i) excess of loss reinsurance with a maximum limit in an amount no less than $900,000 and (ii) catastrophe reinsurance that permits the ability to cede losses in excess of an amount no greater than 1.65% of Direct Earned Premium as of the most recent Test Date for which financial statements are required to have been delivered pursuant to Section 5.1 (but at no time shall such amount exceed $10,000,000); provided, that with respect to any reinsurance company Subsidiary, such reinsurance company Subsidiary shall be permitted to maintain its own reinsurance arrangements or otherwise limit such exposure by virtue of its relationship with other Insurance Subsidiaries’ other reinsurance contracts, in each case, so long as such reinsurance arrangements or other limitation on exposure is in form and substance reasonably acceptable to the Administrative Agent.
Section 7.16Sanctions and Anti-Corruption Laws. Holdings and the Borrower will not, and will not permit any Subsidiary to, request any Term Loan or, directly or indirectly, use the proceeds of any Term Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Term Loans, whether as an Arranger, the Administrative Agent, any Lender, underwriter, advisor, investor or otherwise, or (iii) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.
Section 7.17Foreign Insurance Companies. Holdings and the Borrower will not, and will not permit any Subsidiary to, own or hold any Investment in, nor create or acquire, (i) any Insurance Subsidiary that is domiciled outside of the United States or (ii) any reinsurance company, in each case excluding RRC and any Investments in RRC expressly permitted under Section 7.4 of this Agreement.
Section 7.18Other Liens and Guarantees. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, (i) create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, in each case, securing any Indebtedness incurred pursuant to Section 7.1(a)(ii), unless the Loans are secured by a valid and enforceable, first priority perfected Lien on such assets or property (subject to the Intercreditor Agreement) or (ii) Guarantee any Indebtedness incurred pursuant to Section 7.1(a)(ii) unless the Loans are Guaranteed on a pari passu basis with such Guarantee.
ARTICLE VIII
EVENTS OF DEFAULT
Section 8.1Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)the Borrower shall fail to pay any interest on any Term Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or
(c)any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of their Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or
(d)(i) Holdings or the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1(a), (b), (c) or (d), 5.2(a)(i), 5.3 (with respect to legal existence), 5.8(b)(iii)(B), 5.17 or Article VI or VII or Article XI (ii) Holdings or the Borrower shall fail to observe or perform the covenant contained in Section 5.2(a)(v), and such failure shall remain unremedied for 10 Business Days after any officer of the Borrower becomes aware of such failure; or
(e)any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) and (d) of this Section) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(f)(i)(A) Holdings, the Borrower or any of their respective Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (other than any Hedging Obligation) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or (B) any other event shall occur or condition shall exist under the Note Documents, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of the Indebtedness thereunder; or (C) any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or (D) any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof in each case, excluding any prepayment or redemption requirements in connection with an asset sale or disposition permitted under Section 7.6 of assets that secure Material Indebtedness (to the extent that the Material Indebtedness being required to be prepaid or redeemed secures only the assets that were sold) or (ii) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from (x) any event of default under such Hedging Transaction as to which Holdings or any of its Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by Holdings or such Subsidiary as a result thereof is greater than the Threshold Amount or (y) any Termination Event (as so defined) under such Hedging Transaction as to which Holdings or any Subsidiary is an Affected Party (as so defined) and the

Hedge Termination Value owed by Holdings or such Subsidiary as a result thereof is greater than the Threshold Amount and is not paid; or
(g)Holdings, the Borrower or any of their respective Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subsection (i) of this clause (g), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(i)after the effectiveness thereof, the provisions of the Intercreditor Agreement or any subordination agreement between the Administrative Agent and the agent for the Subordinated Debt cease to be effective or cease to be legally valid, binding and enforceable against the Persons party thereto, except in accordance with its terms; or
(j)Holdings, the Borrower or any of their respective Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(k)(i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to Holdings, the Borrower and any of their respective Subsidiaries in an aggregate amount exceeding $1,000,000, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $1,000,000, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding $1,000,000; or
(l)any judgment, order for the payment of money, writ, warrant of attachment or similar process involving an amount (to the extent not paid or covered by insurance as to which the relevant insurance company has not denied coverage) in excess of $2,500,000 in the aggregate shall be rendered against Holdings or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(m)any non-monetary judgment or order shall be rendered against Holdings or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n)(i) the termination (without a substantially similar replacement as reasonably determined by the Administrative Agent) of the Agency Agreement or (ii) a decrease in rates charged under the Agency Agreement of more than 5.0% in any Fiscal Quarter or more than 7.5% in the aggregate during the term of this Agreement, or any other change to the Agency Agreement that is adverse to the interests of the Lenders;
(o)any court, Governmental Authority, including any Insurance Regulatory Authority, shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the property of Holdings, the Borrower or any of their respective Subsidiaries which, when taken together with all other property of Holdings, the Borrower and their respective Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, exceeds $1,000,000, in each case, except to the extent Holdings, the Borrower or any of their respective Subsidiaries receive fair compensation in respect of such condemnation, seizure or appropriation and the net cash proceeds thereof are applied in accordance with Section 2.7(b); or
(p)any one or more licenses, permits, accreditations or authorizations of Holdings, the Borrower or any of their respective Subsidiaries, including any Insurance License with respect to any Insurance Subsidiary, shall be suspended, limited, modified or terminated or shall not be renewed, and such suspension, limitation, modification, termination or non-renewal would reasonably be expected to result in a Material Adverse Effect, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by Holdings, the Borrower or any of their respective Subsidiaries to be in compliance with applicable law, and such action, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect;
(q)a Change in Control shall occur or exist; or
(r)any provision of the Guaranty and Security Agreement or any other Collateral Document or any Escrow Agreement (solely during the Escrow Period) shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty and Security Agreement or any other Collateral Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or
(s)any Lien purported to be created under any Collateral Document or any Escrow Agreement (solely during the Escrow Period) shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority, subject to the Intercreditor Agreement, required by the applicable Collateral Documents (other than as a result of the failure by the Administrative Agent to take any action solely within its control);
then, and in every such event (other than an event described in subsection (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (ii) exercise all remedies contained in any other Loan Document, and (iii) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either subsection (g) or (h) shall occur, the principal of the Term Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall, subject to the terms of the Intercreditor Agreement, be applied as follows:
(a)first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;
(b)second, to the fees, indemnitees and other reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(c)third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(d)fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;
(e)fifth, to the aggregate outstanding principal amount of the Term Loans, the Bank Product Obligations and the Net Mark-to-Market Exposure of the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Term Loans, Bank Product Obligations and Net Mark-to-Market Exposure of such Hedging Obligations; and
(f)sixth, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.
All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares.
Notwithstanding the foregoing, (a) no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor and (b) Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider, as the case may be. Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX
THE ADMINISTRATIVE AGENT
Section 9.1Appointment of the Administrative Agent.
(a)Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
(b)It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
Section 9.2Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub¬agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and nonappelable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3Lack of Reliance on the Administrative Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder. Each of the Lenders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.
Section 9.4Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
Section 9.5Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
Section 9.6The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.
Section 9.7Successor Administrative Agent.
(a)The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Specified Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.
(b)Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint (and if the Borrower’s approval would be required by clause (a) above, the Borrower approves) a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
Section 9.8Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
Section 9.9The Administrative Agent May File Proofs of Claim.
(a)In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(b)Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
(c)Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.10Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Collateral Documents, the Intercreditor Agreement and any other intercreditor or subordination agreements (including with the agent for the Subordinated Debt)) other than this Agreement.
Section 9.11Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent:
(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (ii) if approved, authorized or ratified in writing in accordance with Section 10.2 or (iii) upon the payment in full of the Obligations (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations);
(b)to subordinate any Lien on any collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted by Section 7.2(d); and
(c)to release any Loan Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a disposition expressly permitted pursuant to Section 7.6, the Liens created by any of the Loan Documents on such property shall be automatically released without need for further action by any person.

Section 9.12Documentation Agent. Each Lender hereby designates The Huntington National Bank as the Documentation Agent and agrees that the Documentation Agent shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.
Section 9.13Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.
Section 9.14Secured Bank Product Obligations and Hedging Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Collateral Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.
ARTICLE X
MISCELLANEOUS
Section 10.1Notices.
(a)Written Notices.
(i)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:

To the Borrower:	Root, Inc. [***] Facsimile Number: [***]

Email: alex@joinroot.com

With copies to (for information purposes only):
Latham & Watkins LLP [***] Email: [***]

and

Latham & Watkins LLP [***] Email: [***]

To the Administrative Agent:	SunTrust Bank [***] Facsimile Number: [***] Email: [***]

With a copy to (for information purposes only):
SunTrust Bank [***] Facsimile Number: [***] Email: [***]

and

Alston & Bird LLP [***] Facsimile Number: [***] Email: [***]

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(ii)Any agreement of the Administrative Agent or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Term Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent and such Lender to be contained in any such telephonic or facsimile notice.
(b)Electronic Communications.
(i)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (A) and (B) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(iii)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic system.
(iv)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS IN THE COMMUNICATIONS (AS DEFINED BELOW) AND FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS

FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party or any of their respective Subsidiaries, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses, whether or not based on strict liability (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Related Party; provided, however, that in no event shall the Administrative Agent or any Related Party have any liability to any Loan Party or any of their respective Subsidiaries, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent and any Lender by means of electronic communications pursuant to this Section, including through the Platform.
(c)Telephonic Notices. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to Holdings, the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person in Section 10.1(a) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.1(d); and
(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
(d)All such notices and other communications sent to any party hereto in accordance with the provisions of this Agreement are made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, to the extent provided in clause (b) above and effective as provided in such clause; provided that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
(e)Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.
Section 10.2Waiver; Amendments.
(a)No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.
(b)Subject to Section 2.12(b), no amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letters), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:
(i)increase the Term Loan Commitment of any Lender without the written consent of such Lender;
(ii)reduce the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 2.8(c) during the continuance of an Event of Default;
(iii)postpone the date fixed for any payment of any principal of, or interest on, any Term Loan or any fees or other amounts hereunder or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly affected thereby (it being understood that the waiver of any Default or Event of Default or mandatory prepayment shall not constitute a postponement, extension, reduction, excuse or waiver any payment for purposes of this clause (iii));
(iv)(A) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby or (B) change Section 8.2 in a manner that would alter the pro rata sharing of payments or the order of application required thereby without the written consent of each Lender directly affected thereby;

(v)change any of the provisions of this subsection (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender directly affected thereby;
(vi)release all or substantially all of the Guarantors without the written consent of each Lender;
(vii)release all or substantially all Collateral (if any) securing any of the Obligations, without the written consent of each Lender; or
(viii)subordinate all or substantially all of the Liens securing the Obligations without the consent of each Lender affected thereby.
provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Term Loan Commitment of such Lender may not be increased, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Term Loan Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).
Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement any Loan Document to cure any obvious ambiguity, omission, mistake, defect or inconsistency.
Section 10.3Expenses; Indemnification.
(a)The Borrower shall pay (i) all reasonable and documented (in the case of legal expenses, in summary form), out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable and documented (in summary form) fees and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable and documented (in summary form) fees and disbursements of counsel) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights and remedies under this Section, or in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loans; provided, that notwithstanding the foregoing, legal expenses under clauses (i) and (ii) shall be limited to one firm of outside counsel for the Indemnitees, taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of clause (ii), solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of one other firm of counsel for each group of similarly situated affected Indemnitees).
(b)The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and promptly reimburse such Indemnitee for, any and all losses, claims, damages, liabilities or other expenses (including the reasonable and documented (in summary form) fees and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the fraud, gross negligence, or willful misconduct of such Indemnitee, (y) other than in the case of the Administrative Agent and its Related Parties, arise from a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) result from disputes (not involving any act or omission by Holdings or its Subsidiaries or their Affiliates) solely among the Indemnitees for actions by one or more of the Indemnitees, other than claims against the Administrative Agent in such capacity fulfilling its agency role under the Loan Documents; provided, that notwithstanding the foregoing, legal expenses under this clause (b) shall be limited to one firm of outside counsel for the Indemnitees, taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of clause (ii), solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of one other firm of counsel for each group of similarly situated affected Indemnitees). This clause (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.
(c)To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent under subsection (a) or (b) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Term Loan or the use of proceeds thereof; provided that nothing in this clause (d) shall relieve the Borrower of any obligation it may have under clause (b) above to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days, after written demand therefor.
Section 10.4Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section or Section 11.3, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Subject to Section 11.3, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Term Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Specified Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; and
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is of a Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender.
(iv)Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.16(g).
(v)No Assignment to certain Persons. No such assignment shall be made to (A) Holdings, the Borrower or any of their respective Affiliates or Subsidiaries, (B) any Disqualified Institutions or (C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person (or any holding company, investment vehicle or trust for, or owned and operated solely for the benefit of, a natural Person).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.
(c)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia or other office within the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amount (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.
(d)Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent sell participations to any Person (other than a natural person (or any holding company, investment vehicle or trust for, or owned and operated solely for the benefit of, a natural Person), Holdings, the Borrower, any of the Borrower’s Affiliates or Subsidiaries, a Disqualified Institution or a Defaulting Lender or any Affiliate thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) reduce the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder (other than waiving default interest); (ii) postpone the date fixed for any payment of any principal of, or interest on, any Term Loan or any fees hereunder (other than waivers of Defaults, Events of Default and mandatory prepayments); (iii) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (iv) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (v) release all or substantially all of the Guarantors; or (vi) release all or substantially all Collateral (if any) securing any of the Obligations. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.19 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Term Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)A Participant shall not be entitled to receive any greater payment under Sections 2.14 and 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(g) and (h) as though it were a Lender.
(f)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Term Loans, or disclosure of confidential information, to any Disqualified Institution.
Section 10.5Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York.
(b)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)Each of the parties hereto hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 10.6WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.7Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender.
Section 10.8Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letters, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this

Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.
Section 10.9Survival. All covenants, agreements, representations and warranties made by Holdings and the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.14, 2.15, 2.16, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Term Loans.
Section 10.10Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.11Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of any non-public information relating to Holdings, the Borrower or any of their respective Subsidiaries or any of their respective businesses, to the extent provided to it by or on behalf of Holdings or any of its Subsidiaries, in accordance with the Administrative Agent’s or the Lenders’ customary practices, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by or on behalf of Holdings or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender or their respective Affiliates including, without limitation, accountants, legal counsel, officers, directors, employees, independent auditors, professionals and other experts, agents or advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such disclosing party agrees to inform the Borrower reasonably promptly thereof and prior to such disclosure to the extent not prohibited by law), (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than Holdings or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder or as otherwise required by applicable law or regulation, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, (ix) to the extent that such information is received by the Administrative Agent from a third party that is not, to the knowledge of the Administrative Agent, subject to confidentiality obligations owing to the Borrower or any Affiliate of the Borrower, (x) for purposes of establishing a “due diligence” defense, provided that prompt notice of such defense shall be provided to the Borrower, to the extent permitted by law, (xi) to the extent that such information was already in the possession of the Administrative Agent prior to any duty or other undertaking of confidentiality entered into in connection with this Agreement or any of the Loan Documents, or (xii) with the written consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section shall govern. Notwithstanding the foregoing, no such confidential information shall be disclosed to a Disqualified Institution that has been identified to all Lenders prior to the time of such disclosure without the Borrower’s consent.
Subject to the Borrower’s prior written approval (such approval not to be unreasonably conditioned, withheld or delayed), the Administrative Agent or any Lender may use non-confidential information related to this Agreement and the Term Loan made hereunder in connection with any marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including, but not limited to, the placement of “tombstone” advertisements in publications of its choice at its own expense using such Loan Party’s name, product photographs, logo or trademark. Each Lender hereby consents to the disclosure by the Administrative Agent or the Arranger of information necessary or customary for inclusion in league table measurements.
Section 10.12Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which may be treated as interest on such Term Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.
Section 10.13Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
Section 10.14Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to (a) the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act and (b) the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification.

Section 10.15No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.16Location of Closing. Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent. The Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent. All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.
Section 10.17Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 10.18Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
Section 10.19Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Transactions or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 10.19, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
ARTICLE XI
SVB ASSIGNMENT AND ESCROW AGREEMENTS
Section 11.1SVB Assignment. Immediately prior to giving effect to this Agreement, Silicon Valley Bank held outstanding Term Loans in a principal amount equal to $24,937,500.00 in its capacity as a lender under the Existing Credit Agreement (the “SVB Loans”). Simultaneously with the closing of this Agreement, it is understood and agreed by all Persons signatory hereto that Silicon Valley Bank shall sell and assign to the Assignee Lenders, and the Assignee Lenders shall purchase and assume from Silicon Valley Bank, all of Silicon Valley Bank’s rights and obligations under the Existing Credit Agreement including the SVB Loans and all accrued interest thereon (the “SVB Assignment”) on the terms and conditions set forth in that certain Assignment and Acceptance, dated as of the Closing Date, by and between Silicon Valley Bank and the Assignee Lenders (and consented to by the Borrower), which assignment shall be effective as of the Closing Date. For the avoidance of doubt, the portion of SVB Loans assigned to each Assignee Lender pursuant to the SVB Assignment on the Closing Date shall be as follows:

SunTrust Bank:	$18,703,125.00
The Huntington National Bank:	$6,234,375.00
Section 11.2Escrow Arrangements. In order to induce the Assignee Lenders to purchase and assume the SVB Loans pursuant to the SVB Assignment, the Borrower has agreed to remit the Escrow Funds on the Closing Date to the Escrow Agent for the benefit of each Assignee Lender in accordance with the applicable Escrow Agreement for the applicable Assignee Lender for the period commencing on the Closing Date and ending on the earliest to occur of (i) the three-month anniversary of the Closing Date and (ii) the date that the Escrow Funds are disbursed in full pursuant to any prepayment described in Section 11.4 (such period, the “Escrow Period”).
Section 11.3Assignments During Escrow Period.
(a)Optional Assignment. Notwithstanding anything else to the contrary contained herein (including, without limitation, Section 10.4(b)), no Assignee Lender shall be permitted to assign all or any portion of its Term Loans during the Escrow Period other than in connection with a Qualified Assignment pursuant to Section 11.3(b) below.
(b)Mandatory Qualified Assignment. During the Escrow Period, (i) each of the parties hereto acknowledges and agrees that the Borrower may engage the Arranger to use commercially reasonable efforts to further syndicate the SVB Loans acquired and held by the Assignee Lenders and (ii) each Assignee Lender agrees to assign a portion of its Term Loans in an amount not to exceed such Assignee Lender’s Qualified Amount pursuant to, and to otherwise facilitate the execution, delivery and execution of, a Qualified Assignment. The assignee in any Qualified Assignment shall purchase from each Assignee Lender such Assignee Lender’s share of the Term Loans that are being assigned and each such Assignee

Lender shall thereafter promptly return (or cause to be returned by the Escrow Agent in accordance with the terms of the Escrow Agreement) an amount of the Escrow Funds equal to the principal amount of the Term Loans so assigned by such Assignee Lender to the Borrower (with any excess Escrow Funds to be applied as a prepayment in accordance with Section 11.4(b) below); provided that upon the return of any Escrow Funds to the Borrower under this Section 11.3(b) (whether by the Escrow Agent or the applicable Assignee Lender), such cash shall no longer be Excluded Property solely due to it previously having been Escrow Funds.
Upon the expiration of the Escrow Period, Section 10.4 (together with any other corresponding provisions) shall govern the terms and conditions of assignments without giving effect to this Section 11.3.
Section 11.4Escrow Agreement Prepayments.
(a)Optional Prepayment. The Borrower shall have the right at any time upon written notice to the Administrative Agent and the Assignee Lenders to cause all or a portion of the Escrow Funds to be applied to prepay the Term Loans held by the Assignee Lenders subject to and in accordance with subsection (c) of this Section, the notice provisions of Section 2.6 and the terms and conditions of the Escrow Agreement.
(b)Mandatory Prepayment. Immediately upon receipt by an Assignee Lender of any Escrow Funds pursuant to Section 1.3 of the Escrow Agreement, the full amount of the Escrow Funds received by such Assignee Lender shall be required to be applied to prepay the Term Loans in accordance with subsection (c) of this Section.
(c)Application of Prepayments. Any application of Escrow Funds to prepay the Term Loans pursuant to subsections (a) and (b) above shall be applied (i) to the principal balance of the Term Loans held by each Assignee Lender based on such Assignee Lender’s pro rata share of the aggregate amount of Escrow Funds existing and held by the Assignee Lenders immediately prior to giving effect to the prepayment and (ii) to the installments of the Term Loans held by such Assignee Lenders in the inverse order of maturity. It is understood and agreed that no amortization payment or mandatory or voluntary prepayment paid in cash during the Escrow Period (from funds other than the Escrow Funds) shall cause the Escrow Funds to be reduced.
For the avoidance of doubt, the parties agree that any prepayment made with the Escrow Funds pursuant to this Section 11.4 shall only be applied to reduce the Term Loans held by the Assignee Lenders and no portion shall be used or required to prepay any Indebtedness consisting of the NPA Financing.
Section 11.5Remedies. It is understood and agreed by all parties to this Agreement that, in addition to each Assignee Lender’s rights with respect to the Escrow Funds as set forth herein, each Assignee Lender shall also have the right to provide written instructions directing the Escrow Agent to disburse the Escrow Funds from the applicable Escrow Account and apply the proceeds thereof to prepay such Assignee Lender’s Term Loans in accordance with and subject to the terms and conditions of the Escrow Agreement.
Section 11.6Termination. Upon the expiration of the Escrow Period (including the completion of any prepayments in full of the Escrow Funds giving rise to such expiration), (i) Sections 11.2 through 11.5, the corresponding definitions and other provisions herein solely relating to the Escrow Agreements shall be deemed to be null and void (without impairing the validity or effectiveness of any other provision of this Agreement), (ii) the Escrow Accounts shall be closed and (iii) the Escrow Agreements shall be terminated pursuant to the terms hereof and thereof.
[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ROOT, INC.

By:	/s/ Alexander Timm
Name: Alexander Timm Title: Chief Executive Officer

ROOT STOCKHOLDINGS, INC.

By:	/s/ Alexander Timm
Name: Alexander Timm Title: Chief Executive Officer
ROOT, INC.
AMENDED AND RESTATED TERM LOAN AGREEMENT
SIGNATURE PAGE

SUNTRUST BANK as the Administrative Agent and as a Lender

By:	/s/ David Fournier
Name: David Fournier Title: Managing Director
ROOT, INC.
AMENDED AND RESTATED TERM LOAN AGREEMENT
SIGNATURE PAGE

THE HUNTINGTON NATIONAL BANK as a Lender

By:	/s/ Melissa Diethelm
Name: Melissa Diethelm Title: Vice President
ROOT, INC.
AMENDED AND RESTATED TERM LOAN AGREEMENT
SIGNATURE PAGE

WESTERN ALLIANCE BANK as a Lender

By:	/s/ Tony Paster
Name: Tony Paster Title: AVP, Technology Banking
ROOT, INC.
AMENDED AND RESTATED TERM LOAN AGREEMENT
SIGNATURE PAGE

Outgoing Lender:

SILICON VALLEY BANK

By:	/s/ Michael Shuhy
Name: Michael Shuhy Title: Managing Director
ROOT, INC.
AMENDED AND RESTATED TERM LOAN AGREEMENT
SIGNATURE PAGE

FIRST AMENDMENT TO AMENDED AND RESTATED TERM LOAN AGREEMENT
THIS FIRST AMENDMENT TO AMENDED AND RESTATED TERM LOAN AGREEMENT is dated as of February 20, 2020 (this “Amendment”), by and among ROOT, INC., a Delaware corporation (the “Borrower”), ROOT STOCKHOLDINGS, INC., a Delaware corporation (“Holdings”), each of the financial institutions party hereto as “Lenders” (the “Lenders”) and TRUIST BANK, successor by merger to SunTrust Bank, in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower, Holdings, the Lenders and the Administrative Agent are parties to that certain Amended and Restated Term Loan Agreement dated as of November 25, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”);
WHEREAS, the Borrower, Holdings, Root Insurance Agency, LLC, an Ohio limited liability company, Buzzwords Labs Inc., a Delaware corporation, Root Enterprise, LLC, a Delaware limited liability company, and the Administrative Agent are parties to that certain Guaranty and Security Agreement dated as of April 17, 2019 (as amended by that certain Reaffirmation Agreement and Master Amendment, dated as of November 25, 2019, by and among the Borrower, Holdings, the other Loan Parties thereto and the Administrative Agent, and as further amended, restated, supplemented or otherwise modified from time to time, the “Guaranty and Security Agreement”);
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend certain provisions of the Term Loan Agreement, as more particularly set forth below;
WHEREAS, subject to the terms and conditions set forth herein, the Borrower, Holdings, the Administrative Agent and the Lenders have agreed to amend the Term Loan Agreement;
NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:
Section 1.Defined Terms. Capitalized terms which are used herein without definition and which are defined in the Term Loan Agreement shall have the same meanings herein as in the Term Loan Agreement.
Section 2.Amendments to Term Loan Agreement.
(a)The Term Loan Agreement is hereby amended by replacing the defined terms “Lenders”, “Loans”, “Term Loan” and “Term Loan Commitment” set forth in Section 1.1 thereof in their entirety with the following:
““Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, each Increasing Lender and each Additional Lender that joins this Agreement pursuant to Section 2.18.
“Loans” shall mean the Term Loans and shall include, where appropriate, any loan made pursuant to Section 2.18.
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“Term Loan” shall mean a term loan made by a Lender to the Borrower pursuant to (i) Section 2.1 and Section 2.18 of the Existing Credit Agreement and continued hereunder as set forth in Section 2.1 hereof and (ii) Section 2.18 hereof.
“Term Loan Commitment” shall mean, with respect to each Lender, (i) the obligation of such Lender to make a Term Loan hereunder on the Original Closing Date or the Original Incremental Effective Date, as applicable, and (ii) the obligation of any such Lender that becomes an Increasing Lender or Additional Lender pursuant to Section 2.18 to make a Term Loan hereunder on the applicable Incremental Effective Date not exceeding the amount set forth with respect to such Lender in the applicable Incremental Joinder Agreement.”
(b)The Term Loan Agreement is hereby further amended by adding the following new defined terms to Section 1.1 thereof in the appropriate alphabetical order:
““Additional Lender” shall have the meaning set forth in Section 2.18.
“Increasing Lender” shall have the meaning set forth in Section 2.18.
“Incremental Commitment” shall have the meaning set forth in Section 2.18.
“Incremental Effective Date” shall have the meaning set forth in Section 2.18.
“Incremental Joinder Agreement” shall have the meaning set forth in Section 2.18.
“Incremental Term Loan” shall have the meaning set forth in Section 2.18.
“Original Incremental Effective Date” shall mean June 28, 2019.”
(c)The Term Loan Agreement is hereby further amended by replacing Section 2.18 thereof in its entirety with the following:
“Section 2.18. Increase of Commitments; Additional Lenders.
(a) From time to time after the Closing Date and in accordance with this Section, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to increase the aggregate Term Loan Commitments hereunder (such increase, an “Incremental Commitment”) so long as the following conditions are satisfied as of the funding date of such Incremental Commitment (the “Incremental Effective Date”):
(i) the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed $12,500,000;
(ii) the Borrower shall execute and deliver such documents and instruments and take such other actions as maybe reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase;
(iii) at the time of and immediately after giving effect to any such proposed increase, no Default or Event of Default shall exist, all
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representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), and, since December 31, 2018, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
(iv) any incremental Term Loans made pursuant to this Section (the “Incremental Term Loans”) shall have a Weighted Average Life to Maturity no shorter than that of the Term Loans made pursuant to (and as defined in) the Existing Credit Agreement and continued on the Closing Date as set forth in Section 2.1;
(v) the Borrower and Holdings shall be in pro forma compliance with each of the financial covenants set forth in Article VI, after giving effect to any such proposed increase, as of the most recently ended Fiscal Month (or Fiscal Quarter, as applicable) for which financial statements are required to have been delivered, calculated as if all such Incremental Term Loans had been made as of the first day of the relevant period for testing compliance;
(vi) if the Initial Yield applicable to any such Incremental Term Loans exceeds by more than 0.50% per annum the sum of the Applicable Margin then in effect for Eurodollar Loans plus one fourth of the Up-Front Fees paid in respect of the existing Term Loans (the “Existing Yield”), then the Applicable Margin of the existing Term Loans shall increase by an amount equal to the difference between the Initial Yield and the Existing Yield minus 0.50% per annum;
(vii) any collateral securing any such Incremental Commitments shall also secure all other Obligations on a pari passu basis; and
(viii) all other terms and conditions with respect to any such Incremental Commitments shall be reasonably satisfactory to the Administrative Agent.
(b) The Borrower shall provide at least 5 days’ (or such shorter period as acceptable to Administrative Agent in its sole discretion) advance written notice to the Administrative Agent of any request to establish an Incremental Commitment. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Term Loan Commitment, and any decision by a Lender to increase its Term Loan Commitment shall be made in its sole discretion independently from any other Lender. Only the consent of existing Lenders who desire to increase their Term Loan Commitments (the “Increasing Lenders”) and new Lenders who desire to provide Term Loan Commitments (the “Additional Lenders”) shall be required for an increase in the aggregate principal amount of the Term Loan Commitments pursuant to this Section. No Lender which declines to increase the principal amount of its Term Loan Commitment may be replaced with respect to its existing Term Loans as a result thereof without such Lender’s consent.
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(c) Subject to subsections (a) and (b) of this Section, any increase requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents:
(i) an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent (an “Incremental Joinder Agreement”), executed by the Borrower, the Administrative Agent, each Additional Lender and by each Increasing Lender, setting forth the Incremental Commitments of such Lenders and, if applicable, setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;
(ii) such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;
(iii) a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied;
(iv) to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Term Loans, issued by the Borrower in accordance with Section 2.5; and
(v) any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.
Upon the funding of each such Incremental Commitment, the Term Loans and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Term Loans and Schedule I shall automatically be deemed amended accordingly.
(d) The terms and provisions of the Incremental Term Loans shall be, except as otherwise set forth herein, identical to the existing Term Loans. The scheduled principal payments on the Term Loans to be made pursuant to Section 2.4 shall be ratably increased after the making of any Incremental Term Loans under this Section 2.18 by the aggregate principal amount of such Incremental Term Loans (subject to customary adjustments to provide for the “fungibility” of such Incremental Term Loans). Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent (together with the consent of the Borrower) is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding sentence and amendments to ensure pro rata allocations of Eurodollar Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence) without the consent of any Lender other than the Lenders participating in such Incremental Term Loans.
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(e) For purposes of this Section, the following terms shall have the meanings specified below:
“Initial Yield” shall mean, the amount (as determined by the Administrative Agent) equal to the sum of (A) the margin above the Eurodollar Rate on Incremental Term Loans (including as margin the effect of any “LIBO rate floor” applicable on the date of the calculation), plus (B) (x) the amount of any Up-Front Fees on Incremental Term Loans (including any fee or discount received by the Lenders in connection with the initial extension thereof), divided by (y) the lesser of (1) the Weighted Average Life to Maturity of such Incremental Term Loans and (2) four.
“Up-Front Fees” shall mean the amount of any fees or discounts received by the Lenders in connection with the making of Loans or extensions of credit, expressed as a percentage of such Loan or extension of credit. For the avoidance of doubt, “Up-Front Fees” shall not include any arrangement, structuring, amendment or other similar fee paid to the Arranger (or any arranger of an Incremental Term Loan).
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.”
(d)The Term Loan Agreement is hereby further amended by deleting sub-clause (d)(i) of Section 7.15 thereof in its entirety and substituting in lieu thereof the following:
“(i) excess of loss reinsurance with a maximum limit in an amount no less than $900,000 per policy (or per occurrence) and”
(e)The Term Loan Agreement is hereby further amended by inserting the following new paragraph at the end of Section 10.2 thereof:
“Notwithstanding anything to the contrary herein, the Administrative Agent and the Borrower may enter into Incremental Joinder Agreements in order to provide for the incurrence of Incremental Term Loans and the modification of the Loan Documents as provided in Section 2.18.”
Section 3.Conditions Precedent to Effectiveness. The effectiveness of this Amendment is subject to the truth and accuracy of the warranties and representations set forth in Sections 4 and 5 below and receipt by the Administrative Agent of each of the following, each of which shall be in form and substance satisfactory to Administrative Agent:
(a)this Amendment, duly executed and delivered by the Borrower, Holdings, the Lenders constituting the Required Lenders and the Administrative Agent;
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(b)an amendment to the Note Purchase Agreement, in form and substance reasonably satisfactory to the Administrative Agent; and
(c)evidence that, substantially concurrently with or prior to the effectiveness of this Amendment, a Qualified Assignment in an aggregate amount not to exceed $12,500,000 shall have been consummated on terms and conditions reasonably satisfactory to the Administrative Agent.
Section 4.Representations. The Borrower and Holdings represent and warrant to the Administrative Agent and the Lenders that, as of the date hereof:
(a)Power and Authority. Each of the Borrower and Holdings has the requisite power and authority to execute, deliver and perform its obligations under this Amendment and the Term Loan Agreement, as amended by this Amendment, and have taken all necessary organizational and, if required, shareholder, partner or member action to duly authorize the execution, delivery and performance of this Amendment. Each of this Amendment and the Term Loan Agreement, as amended by this Amendment, constitutes the valid and binding obligation of each of the Borrower and Holdings enforceable against them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
(b)No Violation. The execution, delivery and performance by the Borrower and Holdings of this Amendment, and compliance by them with the terms and provisions of the Term Loan Agreement, as amended by this Amendment: (i) will not materially violate any judgment, order or ruling of any Governmental Authority, (ii) will not conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of any Loan Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, to which any Loan Party is a party or by which they or any of their property or assets is bound or to which they may be subject or (iii) will not violate any provision of the certificate or articles of incorporation or bylaws of the Borrower or Holdings or any other Loan Party.
(c)Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the date of the effectiveness of this Amendment and which remain in full force and effect on such date), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Amendment by each of the Borrower and Holdings or (ii) the legality, validity, binding effect or enforceability of the Term Loan Agreement, as amended by this Amendment against the Borrower and Holdings.
(d)No Default. No Default or Event of Default has occurred and is continuing as of the date hereof and no Default or Event of Default will exist immediately after giving effect to this Amendment.
(e)No Impairment. The execution, delivery, performance and effectiveness of this Amendment will not: (a) impair the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all of the applicable Obligations, whether heretofore or hereafter incurred, and (b) require that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.
Section 5.Reaffirmation of Representations. Each of the Borrower and Holdings hereby repeats and reaffirms all representations and warranties made to the Administrative Agent and the Lenders
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in the Term Loan Agreement and the other Loan Documents on and as of the date hereof (and after giving effect to this Amendment) with the same force and effect as if such representations and warranties were set forth in this Amendment in full (except to the extent that such representations and warranties relate expressly to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).
Section 6.No Further Amendments; Ratification of Liability. Except as expressly amended hereby, the Term Loan Agreement and each of the other Loan Documents shall remain in full force and effect in accordance with their respective terms, and the Lenders and the Administrative Agent hereby require strict compliance with the terms and conditions of the Term Loan Agreement and the other Loan Documents in the future, in each case, pursuant to the terms of the Loan Documents. Each of the Borrower and Holdings hereby (i) restates, ratifies, confirms and reaffirms its respective liabilities, payment and performance obligations (contingent or otherwise) and each and every term, covenant and condition set forth in the Term Loan Agreement and the other Loan Documents to which it is a party, all as amended by this Amendment, and the liens and security interests granted, created and perfected thereby and (ii) acknowledges and agrees that this Amendment shall not in any way affect the validity and enforceability of any Loan Document to which it is a party, or reduce, impair or discharge the obligations of the Borrower or Holdings or the Collateral granted to the Administrative Agent and/or the Lenders thereunder. The Lenders’ agreement to the terms of this Amendment or any other amendment of the Term Loan Agreement or any other Loan Document shall not be deemed to establish or create a custom or course of dealing between the Borrower, Holdings or the Lenders, or any of them. This Amendment shall be deemed to be a “Loan Document” for all purposes under the Term Loan Agreement. After the effectiveness of this Amendment, each reference to the Term Loan Agreement in any of the Loan Documents shall be deemed to be a reference to the Term Loan Agreement as amended by this Amendment. The amendments contained herein shall be deemed to have prospective application only.
Section 7.Other Provisions.
(a)This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
(b)The Borrower agrees to reimburse the Administrative Agent on demand for all reasonable and documented (in the case of legal expenses, in summary form), out-of-pocket costs and expenses of the Administrative Agent incurred by the Administrative Agent in negotiating, documenting and consummating this Amendment and the transactions contemplated hereby and thereby.
(c)THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
(d)THIS AMENDMENT CONSTITUTES THE ENTIRE CONTRACT AMONG THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PREVIOUS DISCUSSIONS, CORRESPONDENCE, AGREEMENTS AND OTHER UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF.
[Signature Page Follows]
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IN WITNESS WHEREOF, the Borrower, Holdings the Lenders and the Administrative Agent have caused this First Amendment to Amended and Restated Term Loan Agreement to be duly executed by their respective duly authorized officers and representatives as of the day and year first above written.

BORROWER:

ROOT, INC.

By:	/s/ Jonathan A. Allison
Name:	Jonathan A. Allison
Title:	General Counsel & Secretary

HOLDINGS:

ROOT STOCKHOLDINGS, INC.

By:	/s/ Jonathan A. Allison
Name:	Jonathan A. Allison
Title:	General Counsel & Secretary
FIRST AMENDMENT TO AMENDED AND RESTATED TERM LOAN AGREEMENT

TRUIST BANK, as Administrative Agent and a Lender

By:	/s/ David Fournier
Name:	David Fournier
Title:	Managing Director
FIRST AMENDMENT TO AMENDED AND RESTATED TERM LOAN AGREEMENT

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Melissa Diethelm
Name:	Melissa Diethelm
Title:	Vice President
FIRST AMENDMENT TO AMENDED AND RESTATED TERM LOAN AGREEMENT

WESTERN ALLIANCE BANK, as a Lender

By:	/s/ Tony Pastor
Name:	Tony Pastor
Title:	AVP, Technology Banking
FIRST AMENDMENT TO AMENDED AND RESTATED TERM LOAN AGREEMENT

CONFIRMATION OF GUARANTY
The undersigned Guarantors hereby (a) acknowledge, consent and agree to the terms of the foregoing Amendment and (b) agree and confirm that their obligations as set forth in the Guaranty and Security Agreement and all other Loan Documents to which they are a party will continue in full force and effect and extend to all Obligations (as defined in the Term Loan Agreement, as amended and modified by this Amendment).

As of this 20th day of February 2020.

ROOT INSURANCE AGENCY, LLC

By:	Root, Inc., its Sole Member

By:	/s/ Jonathan A. Allison
Name:	Jonathan A. Allison
Title:	General Counsel & Secretary

BUZZWORDS LABS INC.

By:	/s/ Jonathan A. Allison
Name:	Jonathan A. Allison
Title:	General Counsel

ROOT ENTERPRISE, LLC

By:	/s/ Raja Chakravorti
Name:	Raja Chakravorti
Title:	President
FIRST AMENDMENT TO AMENDED AND RESTATED TERM LOAN AGREEMENT

Execution Version
SECOND AMENDMENT TO AMENDED AND RESTATED TERM LOAN AGREEMENT
THIS SECOND AMENDMENT TO AMENDED AND RESTATED TERM LOAN AGREEMENT is dated as of September 14, 2020 (this “Amendment”), by and among ROOT, INC., a Delaware corporation (the “Borrower”), ROOT STOCKHOLDINGS, INC., a Delaware corporation (“Holdings”), ROOT INSURANCE AGENCY, LLC, an Ohio limited liability company (“RIA”), BUZZWORDS LABS INC., a Delaware corporation (“Buzzwords”) and ROOT ENTERPRISE, LLC, a Delaware limited liability company (“Enterprise”; and together with the Borrower, Holdings, RIA and Buzzwords, each individually a “Loan Party” and collectively, the “Loan Parties”) each of the financial institutions party hereto as “Lenders” (the “Lenders”) and TRUIST BANK, successor by merger to SunTrust Bank, in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower, Holdings, certain of the Lenders and the Administrative Agent are parties to that certain Amended and Restated Term Loan Agreement dated as of November 25, 2019 (as amended by that certain First Amendment to Amended and Restated Term Loan Agreement dated as of February 20, 2020 and as otherwise amended, restated, supplemented or otherwise modified from time to time, the “Existing Loan Agreement”);
WHEREAS, each of the Loan Parties are party to that certain Guaranty and Security Agreement dated as of April 17, 2019 (as amended and reaffirmed by that certain Reaffirmation Agreement and Master Amendment, dated as of November 25, 2019, by and among the Loan Parties and the Administrative Agent, and as further amended, restated, supplemented or otherwise modified from time to time, the “Existing Guaranty and Security Agreement”);
WHEREAS, the Borrower has requested that the Administrative Agent and each of the Lenders to the Existing Loan Agreement (it being understood that, for the avoidance of doubt, the “Lenders” signatory to this Amendment constitute all of the Lenders under the Existing Loan Agreement and certain “New Lenders” (as defined below)) amend (a) certain provisions of the Existing Loan Agreement in order to (i) increase the aggregate principal amount of the Term Loans, (ii) establish a revolving credit facility, (iii) extend the Maturity Date, (iv) modify the financial covenants and (v) make certain other changes set forth herein and (b) certain provisions of the Existing Guaranty and Security Agreement;
WHEREAS, Holdings and the Borrower have notified the Administrative Agent of their intent to change their names to, respectively, Root, Inc. and Caret Holdings, Inc., at which time Root, Inc. shall be Holdings and Caret Holdings, Inc. shall be the Borrower under the Amended Loan Agreement (as defined below) (the “IPO Name Changes”);
WHEREAS, subject to the terms and conditions set forth herein, the Loan Parties, the Administrative Agent and the Lenders have agreed to amend the Existing Loan Agreement and the Existing Guaranty and Security Agreement; and
WHEREAS, the parties hereto desire to have each entity listed on Schedule I attached hereto (each, a “New Lender” and, collectively, the “New Lenders”) become a party to the Amended Loan Agreement (as defined below) in its capacity as a “Lender” and to have all rights, benefits and obligations of a Lender under the Amended Loan Agreement and the other Loan Documents.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:
Section 1.Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Existing Loan Agreement, as amended by this Amendment (the “Amended Loan Agreement”).
Section 2.Ratification and Incorporation of Existing Loan Agreement, the Existing Guaranty and Security Agreement and Other Loan Documents; Acknowledgments. Except as expressly set forth herein, this Amendment (i) shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Existing Loan Agreement, the Existing Guaranty and Security Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Loan Agreement, the Existing Guaranty and Security Agreement or any other provision of either such agreement or any other Loan Document. Except as expressly set forth herein, each and every term, condition, obligation, covenant and agreement contained in the Existing Loan Agreement, the Existing Guaranty and Security Agreement and each other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Nothing in this Amendment is intended (or shall be construed) to constitute (a) the consent of the Administrative Agent or any Lender to any other provision or transaction other than as expressly set forth herein or (b) a waiver by Administrative Agent or any Lender of any Default or Event of Default. Each Loan Party acknowledges and agrees that as of the Second Amendment Effective Date immediately before giving effect to the consummation of this Amendment, the aggregate principal balance of the Term Loan was $86,502,424.78 (which does not include interest, fees, expenses and other amounts that are chargeable or otherwise reimbursable under or in connection with this Amendment, the Amended Loan Agreement and the other Loan Documents).
Section 3.Amendments to Existing Loan Agreement and the Existing Guaranty and Security Agreement. The Loan Parties, the Administrative Agent and the undersigned Lenders hereby consent and agree to the following amendments:
(a)The parties hereto hereby agree that the Existing Loan Agreement is amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in Annex A attached hereto. Upon the Second Amendment Effective Date, all of the Obligations incurred under the Existing Loan Agreement shall, to the extent outstanding on the Second Amendment Effective Date, continue to be outstanding under the Amended Loan Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Amendment, and this Amendment shall not constitute a substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder. For the avoidance of doubt, the name of the Existing Loan Agreement is hereby amended from “Amended and Restated Term Loan Agreement” to “Amended and Restated Revolving Credit and Term Loan Agreement” (as reflected in the Amended Loan Agreement);
(b)The parties hereto hereby agree that the Schedules to the Existing Loan Agreement are amended to replace Schedules I, 4.14, 4.16 and 4.18 with the corresponding new Schedules I, 4.14, 4.16 and 4.18 set forth in Annex B attached hereto;

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(c)The parties hereto hereby agree that the Exhibits to the Existing Loan Agreement are amended to add the new Exhibits 2.3 (Form of Notice of Revolving Borrowing) and 2.4 (Form of Notice of Swingline Borrowing) set forth in Annex C attached hereto;
(d)The parties hereto hereby agree that the Exhibits to the Existing Loan Agreement are further amended to replace Exhibit 5.1(d) in its entirety with the corresponding new Exhibit 5.1(d) set forth in Annex D attached hereto; and
(e)The parties hereto hereby agree that the Exhibits to the Existing Loan Agreement are further amended to rename “Exhibit 2.9” as “Exhibit 2.13” and “Exhibits 2.16(A)-(D)” as “Exhibits 2.20(A)-(D)”; provided that it is understood and agreed that the substance of such Exhibits shall not change; and
(f)The parties hereto hereby agree that the Existing Guaranty and Security Agreement is amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in Annex E attached hereto. Upon the Second Amendment Effective Date, all of the Obligations incurred and Liens granted under the Existing Guaranty and Security Agreement shall, to the extent outstanding on the Second Amendment Effective Date, continue to be outstanding under the Existing Guaranty and Security Agreement as amended hereby (the “Amended Guaranty and Security Agreement”) and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Amendment. This Amendment shall not constitute a substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder, and shall not have any impact on the perfection of the Liens granted by the Loan Parties under the Existing Guaranty and Security Agreement.
Section 4.Conditions Precedent to Effectiveness. This Amendment will become effective on the date (the “Second Amendment Effective Date”) on which each of the following conditions has been satisfied to the satisfaction of the Administrative Agent:
(a)the Administrative Agent shall have received a counterpart of this Amendment, duly executed and delivered by the Borrower, Holdings, all other Loan Parties, all Lenders (including the New Lenders), and the Administrative Agent;
(b)for any Lender (including any New Lender) that has requested a new and/or replacement (as applicable) promissory note prior to the Second Amendment Effective Date, the Administrative Agent shall have received such duly executed promissory note issued by the Borrower payable to such Lender that requested the same;
(c)the Administrative Agent shall have received (i) a duly executed amendment to the Note Purchase Agreement and (ii) a duly executed amendment to the Intercreditor Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent;
(d)the Administrative Agent shall have received written opinions of Cooley LLP and Squire Patton Boggs LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, this Amendment, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request (which opinions will expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders);

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(e)the Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of each Loan Party in form and substance satisfactory to the Administrative Agent, attaching and certifying copies of (x) its bylaws, or partnership agreement or limited liability company agreement (or certifying that its bylaws, or partnership agreement or limited liability company agreement have not been amended, restated or otherwise modified since the Original Closing Date), (y) its articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of such Loan Party (or certifying that its articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents have not been amended, restated or otherwise modified since the Original Closing Date), and (z) the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of this Amendment and the other Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing this Amendment and the Loan Documents to which it is a party;
(f)the Administrative Agent shall have received certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of each Loan Party;
(g)the Administrative Agent shall have received one or more duly executed borrowing notices from the Borrower in form and substance reasonably acceptable to the Administrative Agent with respect to the Term Loans and any Revolving Loans to be made on the Second Amendment Effective Date (it being understood and agreed that the Administrative Agent and each Lender party hereto waives (i) the advance notice requirement under Section 2.3 of the Existing Loan Agreement for Eurodollar Borrowings solely with respect to such Eurodollar Borrowings to be funded on the Second Amendment Effective Date and (ii) any losses, costs or expenses owing to such Lenders pursuant to Section 2.19 of the Existing Loan Agreement solely as a result of the refunding of any Eurodollar Loans on the Second Amendment Effective Date);
(h)the Administrative Agent shall have received a certificate dated as of the Second Amendment Effective Date and signed by a Responsible Officer (i) certifying that immediately after giving effect to the consummation of the transactions contemplated to occur on the Second Amendment Effective Date, (A) no Default or Event of Default exists or will result therefrom, (B) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by “Material Adverse Effect” or other materiality, which representations and warranties shall be true and correct in all respects) and (C) since the date of the financial statements of the Borrower described in Section 4.4 of the Existing Loan Agreement, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect, (ii) confirming that the Loan Parties and their Subsidiaries, taken as a whole, are Solvent immediately after giving effect to the consummation of the transactions contemplated to occur on the Second Amendment Effective Date and (iii) that attaches a duly completed and executed Compliance Certificate, including calculations of the financial covenants set forth in Article VI of the Amended Loan Agreement as of July 30, 2020;
(i)The Administrative Agent shall have received the results of recent lien and judgment searches in each of the jurisdictions in which UCC financing statements or similar filings or recordations should be made to evidence or perfect security interests in all assets of the

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Loan Parties, and such searches shall reveal no Liens on any of the assets of the Loan Party, except for Permitted Liens or Liens to be discharged on or prior to the Second Amendment Effective Date;
(j)the Administrative Agent shall have received (i) an upfront fee in an amount equal to $400,000, for the benefit of each of the Lenders in accordance with their Pro Rata Share of all Revolving Commitments and Term Loans under the Amended Credit Agreement and (ii) payment all other fees, expenses and other amounts owing to the Administrative Agent, Truist Securities (f/k/a SunTrust Robinson Humphrey, Inc.) and the Lenders in accordance with that certain engagement letter dated September 10, 2020 executed by Truist Securities and accepted by the Borrower;
(k)the Administrative Agent shall have received evidence that all fees, charges and disbursements of counsel to the Administrative Agent have been paid by the Borrower; and
(l)the Administrative Agent shall have received information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws.
Section 5.Condition Subsequent. At any time after the closing of this Amendment on the Second Amendment Effective Date but before 5:00pm Charlotte, North Carolina on the third (3rd) Business Day after the Second Amendment Effective Date, Holdings and the Borrower shall have (i) filed the IPO Name Changes with the Delaware Secretary of State and (ii) delivered evidence and a record of such filing to the Administrative Agent. For the avoidance of doubt, the Administrative Agent and the Lenders hereby consent to the IPO Name Changes notwithstanding the advance notice requirement set forth in Section 6.6 of the Guaranty and Security Agreement so long as the Borrower and Holdings comply with the conditions described in clauses (i) and (ii) of this Section 5.
Section 6.Joinder of New Lenders. Each New Lender, by executing this Amendment, hereby agrees to be joined to the Amended Loan Agreement and become a “Lender” under the Amended Loan Agreement and the other Loan Documents with all of the rights and benefits of a Lender under the Amended Loan Agreement and the other Loan Documents, and to be bound by all of the terms and provisions (and subject to all of the obligations) of a Lender under the Amended Loan Agreement and the other Loan Documents.
Section 7.Representations. Each of the Loan Parties represents and warrants to the Administrative Agent and the Lenders that, as of the date hereof:
(a)Power and Authority. The execution, delivery and performance by such Loan Party of this Amendment and such Loan Party’s performance under each Loan Document to which it is a party, as amended hereby (including, for the avoidance of doubt, pursuant to the Amended Loan Agreement and Amended Guaranty and Security Agreement, as applicable), are within its organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Amendment has been duly executed and delivered by such Loan Party and constitutes a valid and binding obligation, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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(b)No Violation. The execution, delivery and performance by such Loan Party of this Amendment, and compliance by such Loan Party with the terms and provisions of the Amended Guaranty and Security Agreement and, solely in the case of Holdings and the Borrower, the Amended Loan Agreement: (i) will not materially violate any judgment, order or ruling of any Governmental Authority, (ii) will not conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of any Loan Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, to which any Loan Party is a party or by which they or any of their property or assets is bound or to which they may be subject (other than the existing Liens granted under the Loan Documents that secure the Obligations, which for the avoidance of doubt shall be unaffected by this Amendment) or (iii) will not violate any provision of the certificate or articles of incorporation or bylaws (or similar corporate documents) of such Loan Party. The execution, delivery and performance by the Borrower and Holdings of this Amendment, and compliance by them with the terms and provisions of the Amended Loan Agreement (a) do not require any material consent or approval of, registration or filing with, or any action by, any Governmental Authority or any other Person, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (b) will not materially violate (x) any Requirement of Law applicable to Holdings or Borrower or (y) any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of Holdings or Borrower or any of its assets or give rise to a right thereunder to require any payment to be made by Holdings or Borrower (except as could not reasonably be expected to result in a Material Adverse Effect) and (d) will not result in the creation or imposition of any Lien on any asset of Holdings or Borrower, except Liens (if any) created under the Loan Documents and Liens permitted under Section 7.2 of the Amended Loan Agreement.
(c)No Default. No Default or Event of Default has occurred and is continuing as of the date hereof and no Default or Event of Default will exist immediately after giving effect to this Amendment.
(d)No Impairment. The execution, delivery, performance and effectiveness of this Amendment will not: (a) impair the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all of the applicable Obligations, whether heretofore or hereafter incurred, and (b) require that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens (other than in connection with the IPO Name Changes).
Section 8.Effect of this Amendment; No Further Amendments; Ratification of Liability. Except as expressly amended hereby, the Existing Loan Agreement, the Existing Guaranty and Security Agreement and each of the other Loan Documents shall remain in full force and effect in accordance with their respective terms, and the Lenders and the Administrative Agent hereby require strict compliance with the terms and conditions of the Amended Loan Agreement, the Existing Guaranty and Security Agreement and the other Loan Documents in the future, in each case, pursuant to the terms of the Loan Documents. Each reference in the Existing Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Existing Loan Agreement, and each reference in the other Loan Documents to the “Amended and Restated Term Loan Agreement”, “thereunder”, “thereof” or words of like import referring to the Existing Loan Agreement, shall mean and be a reference to the Amended Loan Agreement. Each of (i) the Borrower and Holdings hereby restates, ratifies, confirms and reaffirms its respective liabilities, payment and performance obligations (contingent or otherwise) and each and every term, covenant and condition set forth in the Existing Loan Agreement and the other Loan Documents to which it is a party, all as amended by this Amendment, and the liens and security interests granted, created and perfected thereby and (ii) the other Loan Parties hereby restates, ratifies, confirms and reaffirms its respective liabilities, payment and performance obligations (contingent or otherwise) and each and every

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term, covenant and condition set forth in the Existing Guaranty and Security Agreement and the other Loan Documents to which it is a party, all as amended by this Amendment, and the liens and security interests granted, created and perfected thereby. Each Loan Party acknowledges and agrees that this Amendment shall not in any way affect the validity and enforceability of any Loan Document to which it is a party, or reduce, impair or discharge the obligations of any Loan Party or the Collateral granted to the Administrative Agent and/or the Lenders thereunder. The Lenders’ agreement to the terms of this Amendment or any other Loan Document shall not be deemed to establish or create a custom or course of dealing between the Borrower, Holdings or the Lenders, or any of them. This Amendment shall be deemed to be a “Loan Document” for all purposes under the Loan Agreement. The amendments contained herein shall be deemed to have prospective application only.
Section 9.Other Provisions.
(a)This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or by electronic transmission (in pdf form) shall be as effective as delivery of a manually executed counterpart hereof.
(b)Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment.
(c)THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
(d)THIS AMENDMENT CONSTITUTES THE ENTIRE CONTRACT AMONG THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PREVIOUS DISCUSSIONS, CORRESPONDENCE, AGREEMENTS AND OTHER UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Loan Parties, the Lenders and the Administrative Agent have caused this Second Amendment to Amended and Restated Loan Agreement to be duly executed by their respective duly authorized officers and representatives as of the day and year first above written.

BORROWER:

ROOT, INC.

By:	/s/ Alexander Timm
Name:	Alexander Timm
Title:	Chief Executive Officer

HOLDINGS:

ROOT STOCKHOLDINGS, INC.

By:	/s/ Alexander Timm
Name:	Alexander Timm
Title:	Chief Executive Officer

HOLDINGS:

ROOT INSURANCE AGENCY, LLC

By:	Root, Inc., its Sole Member

By:	/s/ Alexander Timm
Name:	Alexander Timm
Title:	Chief Executive Officer

BUZZWORDS LABS INC.

By:	Root, Inc., its Sole Member

By:	/s/ Jonathan A. Allison
Name:	Jonathan A. Allison
Title:	General Counsel

ROOT ENTERPRISE, LLC

By:	Root, Inc., its Sole Member

By:	/s/ Alexander Timm
Name:	Alexander Timm
Title:	Chief Executive Officer
Second Amendment to Amended and Restated Term Loan Agreement
Signature Page

TRUIST BANK, as Administrative Agent and a Lender

By:	/s/ David Fournier
Name:	David Fournier
Title:	Managing Director
Second Amendment to Amended and Restated Term Loan Agreement
Signature Page

The Huntington National Bank, as a Lender

By:	/s/ Melissa Diethelm
Name:	Melissa Diethelm
Title:	Vice President
Second Amendment to Amended and Restated Term Loan Agreement
Signature Page

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Melissa Diethelm
Name:	Ryan Durkin
Title:	Authorized Signatory
Second Amendment to Amended and Restated Term Loan Agreement
Signature Page

WESTERN ALLIANCE BANK, as a Lender

By:	/s/ Brian McCabe
Name:	Brian McCabe
Title:	Director
Second Amendment to Amended and Restated Term Loan Agreement
Signature Page

New Lenders:

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Julie Lilienfeld
Name:	Julie Lilienfeld
Title:	Authorized Signatory
Second Amendment to Amended and Restated Term Loan Agreement
Signature Page

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Paritosh Satia
Name:	Paritosh Satia
Title:	Director
Second Amendment to Amended and Restated Term Loan Agreement
Signature Page

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Director
Second Amendment to Amended and Restated Term Loan Agreement
Signature Page

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Michael Strobel
Name:	Michael Strobel
Title:	Vice President
michael-p.strobel@db.com
212-250-0939

By:
Name:
Title:
Second Amendment to Amended and Restated Term Loan Agreement
Signature Page